Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

PARADISE ON WINGS FRANCHISE GROUP, LLC,

and

AMERICAN RESTAURANT CONCEPTS, INC.

Effective Date: January 20, 2014

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), is entered into effective as of the 20th day of January, 2014 (the “Effective Date”), by and between Paradise on Wings Franchise Group, LLC, a Utah limited liability company (the “Company”), and American Restaurant Concepts, Inc., a Florida corporation (the “Purchaser”).

RECITALS

A.          The Company owns the “Wing Nutz” brand and operates and franchises wing-themed casual-dining restaurants.

B.           The Purchaser desires to invest in the Company, and accordingly, the Company will issue to Purchaser in consideration of its investment as set forth herein a “Class B” membership interest in the Company that will, upon the completion of the transactions contemplated by this Agreement, represent a fifty (50%) ownership interest in the Company (the “50% Interest”), pursuant to the terms and conditions set forth in this Agreement.

C.           The members of the Company immediately prior to the transactions contemplated by this Agreement are as set forth on Schedule I attached hereto (the “Members”).

D.           The parties desire to treat this transaction as if Purchaser invested in the Company as of January 20, 2014, and the Operating Agreement of the Company will reflect the interest of Purchaser in the Company as of January 20, 2014.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

PURCHASER’S DUE DILIGENCE CONTINGENCY

1.             Contribution in Consideration of Issuance of the 50% Interest.

1.1           Issuance of the 50% Interest. Subject to the terms and conditions of this Agreement, the Company agrees to immediately issue to Purchaser or into escrow at the Closing (as defined below) the 50% Interest to American Restaurant Concepts, Inc., and Purchaser agrees to contribute to the Company a total contribution of $400,000.00 in cash, with the Company acknowledging receipt of $350,000.00 prior to Closing and with the balance due being $50,000.00, and $400,000 worth of shares of Purchaser’s (“ARC”) common stock (valued at the listed opening bid price of the ARC stock on OTCMarkets.com on the morning of Closing) (the “ARC Shares”) (such cash and ARC Shares collectively the “Contribution”).

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1.2           The Closing.  The closing of the Contribution to the Company, and the Company’s issuance of the 50% Interest to the Purchaser (the “Closing”) shall take place no later than January 20, 2014.  At the Closing, Purchaser shall (i) contribute to the Company the balance due of the cash portion ($50,000) of the Contribution by check, wire transfer or such other form of payment as shall be mutually agreed upon by Purchaser and the Company, (ii) deliver the ARC Shares to the Company, and (iii) execute and deliver a copy of the Amended and Restated Operating Agreement of the Company to the Company, substantially in the form attached hereto as Exhibit B (as the same may be amended from time to time, the “Operating Agreement”), and the Company shall (i) transfer the 50% Interest to the Purchaser, and (ii) deliver a copy of the Amended and Restated Operating Agreement executed by a majority of the Members to the Purchaser.

1.3           Restructure of Ownership in the Company.

(a)           In General.  Prior to the Effective Date, the Members of the Company own 100% of the Company.  Concurrent with the Contribution and issuance of the 50% Interest to Purchaser, the Members’ ownership interest in the Company shall be converted to 117.65 “Class A” Membership Units having a preferred right to distributions from the Company of the ARC Shares (as compared to the “Class B” Membership Units), and the Company shall issue Purchaser collectively 117.65 “Class B” Membership Units of the Company (which shall be identical to the Class A Membership Units in all respects except for preferential rights to distributions described above and in the Company’s Amended and Restated Operating Agreement).  The Members shall receive collectively 117.65 Class A Membership Units, and Purchaser shall receive collectively 117.65 Class B Membership Units.  The Operating Agreement reflects the ownership of the Company after giving effect to the issuance of the 50% Interest, with the Members holding in the aggregate 100% of the Class A Membership Units and Purchaser holding 100% of the Class B Membership Units.

(b)           Intent and Effect of Transaction.  The intent and effect of the transaction is to treat Members and Purchaser as if each were Members of the Company as of January 20, 2014 and as if Purchaser had invested in the Company on January 20, 2014.  For all tax return filing and reporting purposes, Purchaser shall be treated as a member of the Company from and after January 20, 2014.  With the exception of any gain, income, or loss associated with Company’ ownership of the ARC Shares, which shall be allocated exclusively to the Class A unitholders,  Purchaser shall be entitled to 50% of all items of income, gain, losses, deductions and expenses (the “Items”) of the Company after January 20, 2014.  The Operating Agreement shall reflect and embody the provisions of the prior two sentences.  The parties confirm and agree that the provisions of this Section 1.3 reflect the parties’ intent and the provisions of this Agreement and the Operating Agreement shall be interpreted, and all tax reports and returns shall be filed, consistent with this intent.

1.4           Use of Contribution Funds.  The Company agrees that it will not use the Contribution funds to pay salaries or bonuses to any of the Company’s Members, employees and/or managers’ salaries, and agrees to use the funds only according to the following purposes:  repayment of debt associated with expansion efforts, additional marketing efforts, payment of finders’ fees, and legal and accounting fees, by a vote of sixty (60%) percent of the total Class A and Class B Membership Units, after the Closing.

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2.             Representations and Warranties of the Company.  In order to induce Purchaser to enter into this Agreement, the Company represents and warrants to Purchaser as follows, subject to the qualifications set forth in the Schedule of Exceptions attached hereto as Exhibit C (the “Schedule of Exceptions”).

2.1           Organization; Good Standing; Qualification.  The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Utah, and has all requisite power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.  The Company has all requisite power and authority to (i) execute and deliver this Agreement and, such other agreements, instruments, certificates and documents as shall be necessary or desirable to give effect to the transactions contemplated by this Agreement, (ii) issue the 50% Interest, and (iii) carry out the provisions of this Agreement.

2.2           Authorization.  All action on the part of the Company, its manager and member necessary for the authorization, execution and delivery of this Agreement and the Operating Agreement, as well as the performance of all obligations of the Company hereunder at the Closing and the authorization, issuance and delivery of the 50% Interest being sold hereunder have been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms.

2.3           Title to Properties and Assets; Liens, Etc. The Company owns all of the assets and properties (as referenced in, and except as otherwise specified in, the “Financial Statements”, as defined below) (the “Company Assets”).  Except as set forth in the Schedule of Exceptions, the Company has good and marketable title to the Company Assets, in each case subject to no mortgage, pledge, lien or other encumbrance.  All Company Assets are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.  The Company does not own any real property.  The Company Assets are sufficient, and no other material tangible assets are necessary, to operate the Company’s business as presently conducted.

2.4           Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state or federal governmental authority was or is required on the part of the Company in connection with the Company’s valid execution, delivery or performance of this Agreement.

2.5           Capitalization and Voting Rights.

(a)      Members are currently the only members of the Company, and after the Closing, the membership interests of the Company will be as set forth above and in the Operating Agreement.  The rights, privileges and preferences of the “Members” (as defined in the Operating Agreement) and their membership interests are as stated in the Operating Agreement.

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(b)      At the Closing, the 50% Interest and the other Members’ membership interests (collectively, the “Membership Interests”) shall have been duly authorized and validly issued, fully paid and nonassessable, and issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Securities Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(c)       With the exception of DDR & Associates, LLC and Hunter Wise Financial Group, LLC’s right to receive ownership of the Company, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or agreements for the purchase or acquisition from the Company of any of its Membership Interests or other securities or interests.  As regards any of DDR & Associates, LLC’s and Hunter Wise Financial Group, LLC’s rights to receive ownership of the Company, only such rights as held by the Class A members will be used to satisfy the rights of DDR & Associates, LLC and/or Hunter Wise Financial Group, LLC, Class B members at all times remaining owners of fifty (50%) percent of the ownership units of the Company, without any further contribution, except if specifically agreed to by the unanimous consent of Class B members.  Except for the Operating Agreement, the Company is not a party to or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any security or the voting by a manager of the Company.

2.6           Subsidiaries and Related Matters.  The Company owns or controls, directly or indirectly, interests in other corporations, limited liability companies, partnership, associations, or other entities as previously disclosed to the Purchaser.  The Company is not a participant in any joint venture, partnership, strategic alliance or similar arrangement other than as otherwise disclosed.

2.7           Registration Rights.  The Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.

2.8           Compliance with Other Instruments.  The Company is not in violation or default of any provision of its articles of organization, Operating Agreement, or, in any material respect, of any provision of any mortgage, indenture, agreement, instrument, lease or contract to which it is a party or by which it is bound; or, to its knowledge, of any federal or state judgment, order, writ, decree, statute, rule, regulation or restriction applicable to the Company, its business, operations, assets or properties.  The execution, delivery and performance by the Company of this Agreement, the execution by the Members of the Operating Agreement, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision or an event that results in the creation of any lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business, operations, assets or properties.

2.11         Equity Holder Agreements.  Except as contemplated by this Agreement and the Operating Agreement, there are no agreements between the Company and any of the Company’s equity holders, or among any of the Company’s equity holders, which in any way affect any equity holder’s ability or right to freely transfer or vote such interests (except restrictions designed to provide compliance with securities laws).

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2.12         Offering.  The issuance of the 50% Interest as contemplated by this Agreement is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.13         Disclosure.  The Company has provided Purchaser with all the information available to it that is reasonably related or relevant to Purchaser’s decision to make the Contribution and acquire the 50% Interest and all information that the Company believes is reasonably necessary to enable Purchaser to make such decision.  Neither this Agreement nor the Operating Agreement, nor any written statement or certificate made or delivered in connection herewith contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

2.14         Liabilities.  Except as specifically disclosed in the Schedule of Exceptions or the Financial Statements, the Company has no material liabilities and, to the best of its knowledge, no other material contingent liabilities, except current liabilities incurred in the ordinary course of business.

2.15         Agreements; Action.

(a)           There are no material agreements, understandings or proposed transactions between the Company and any of its managers or affiliates or any affiliate thereof, except as specifically set forth in the Schedule of Exceptions.

(b)           Other than as set forth in this Agreement or the Schedule of Exceptions, there are no material agreements, understandings, instruments, contracts, proposed transactions, licenses, permits, authorizations, judgments, orders, writs or decrees (“Contracts”) to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000 (other than obligations of, or payments to, the Company arising from purchase or sale or services agreements entered into in the ordinary course of business), (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company, (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or otherwise materially adversely affecting the business or prospects of the Company, or (iv) indemnification by the Company with respect to infringements of proprietary rights.  For the purposes of subsection 2.15(b)(i) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amount of such subsection.  There are no Contracts to which the Company is a party or by which it is bound in which the Company or any other party thereto is in breach of or default under any of the material terms thereof.

2.16         Books and Records.  The books and records of the Company are, and have been, maintained in the usual, regular, ordinary and appropriate manner by the Company, and all of the transactions of the Company are properly reflected therein.

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2.17         Financial Statements.

(a)        Attached hereto as Exhibit D is a copy of the unaudited balance sheet of the Company as of December 31, 2012 (such balance sheet being referred to herein as the “Most Recent Balance Sheet”), together with the related unaudited statement of income and statement of cash flows for the two years ending December 31, 2012 (the “Other Financial Information,” and, together with the Most Recent Balance Sheet, referred to as the “Financial Statements”).  As reflected in the Financial Statements, no net loss has been allocated to Members during the past two (2) years.

(b)       The Financial Statements and each item therein (i) were applied on a consistent basis throughout the periods covered thereby and in a way that accurately reflects the Company’s revenues and expenses during those periods, (ii) present fairly in all material respects the financial position, results of operations and changes in cash flows, as applicable, of the Company, as of such dates and for the periods then ended, (iii) are in all material respects accurate, correct and complete and are, in all material respects, in accordance with the books of account and records of the Company which themselves are accurate, correct and complete in all material respects and (iv) can be reconciled with the financial records maintained and the accounting methods applied by the Company for federal income tax purposes.

2.18         Changes.  Since the date of the Most Recent Balance Sheet, there has not been:

(a)         Any change in the assets, liabilities, financial condition, prospects or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is expected to have a material adverse effect on such assets, liabilities, financial condition, prospects or operations of the Company;

(b)         Any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(c)         Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(d)         Any waiver by the Company of a material right or of a material debt owed to it;

(e)         Any direct or indirect loans made by the Company;

(f)         Any declaration or payment of any dividend or other distribution of the assets of the Company;

(g)         Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those amounts of less than $5,000 and for current liabilities incurred in the ordinary course of the business of the Company;

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(h)         Any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(i)          Any change in any contract or other agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations or prospects of the Company;

(j)          Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects or operations of the Company; or

(k)         Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (j) above.

2.19         Tax Returns and Payments.  The Company has timely filed all tax returns due on or before the Effective Date and has paid or will pay all taxes required to be paid with respect to such tax returns prior to the time they become delinquent.  The Company has made an adequate accrual or reserve, if any is necessary, in the Financial Statements for the payment of taxes with respect to the period beginning subsequent to the last of such periods required to be so accrued or reserved up to and including the Effective Date.  The Company is not delinquent in the payment of any tax, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed, assessed or threatened.  There are no liens on the assets of the Company for unpaid taxes, except for liens relating to taxes that are not yet due and payable.  No waiver or extension of time to assess any tax with respect to the Company has been given or requested.  The Company (i) has never been a member of an affiliated group or been included in a combined, consolidated or unitary tax return; (ii) is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other person with respect to taxes; (iii) is not required to make any adjustments under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of a change in accounting method which affects any taxable year ending after the Effective Date, or has any application pending to effect such a change of accounting method; and (iv) is not obligated to make any payments and is not a party to an agreement that could make it obligated to make payments, which will not be deductible under Section 280G of the Code.

For purposes of this Section, “tax” or “taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, or excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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2.20         Employees.  Except as set forth in the Schedule of Exceptions, the Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.

2.21         Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, judgment, writ, decree, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its businesses as now being conducted, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company.

2.22         Environmental and Safety Laws.  The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.  No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge after reasonable investigation, by any other person or entity, on any property owned, leased or used by the Company.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean (i) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (ii) any petroleum products or nuclear materials.  The Company has not been identified as a potentially responsible party in connection with response costs with respect to any Hazardous Materials.

2.23         Small Business Concern.  The Company, together with its “affiliates” (as that term is defined in Section 121.103 of Title 13 of the Code of Federal Regulations (“CFR”), is a “small business concern” within the meaning of the Small Business Investment Act of 1958, as amended (the “Small Business Act”), and the regulations promulgated thereunder.  The information delivered to Purchaser on SBA Forms 480, 652 and 1031 delivered in connection herewith is true and complete.  The Company is not ineligible for financing by any licensed Small Business Investment Company pursuant to Section 197.720 of the CFR.  The Company acknowledges that Purchaser is a Federal licensee under the Small Business Act.

2.24         Sworn Representations and Warranty.  All Class A members shall execute the “Sworn Representations and Warranty” attached as Exhibit E at closing.

3.            Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

3.1           Authorization and Enforceability.  Purchaser has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of Purchaser in accordance with its terms.

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3.2           Acquisition Entirely for Own Account.  The 50% Interest will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same.

3.3           Private Offering.  Purchaser understands that the 50% Interest is not registered under the Securities Act on the ground that the issuance provided for in this Agreement is exempt from registration under the Securities Act pursuant to an exemption from registration contained in the Securities Act.

3.4           Investment Experience.  Purchaser represents and acknowledges that it (i) is experienced in evaluating and investing in securities, (ii) is able to fend for itself, (iii) can bear the economic risk of its investment in the Company, and (iv) has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Company.

4.             Conditions Precedent to Purchaser’s Obligations at Closing.  The obligations of Purchaser to make the Contribution in exchange for the 50% Interest as described in Section 1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions precedent, the waiver of which shall not be effective against Purchaser unless it consents in writing thereto:

4.1           Representations and Warranties.  The representations and warranties of the Company contained in Section 2 of this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2           Performance.  The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3           Operating Agreement.

(a)           The Operating Agreement shall have been executed by all of the members and the managers contemporaneous with the issuance of the Class B membership units.

5.             Conditions Precedent to the Company’s Obligations at Closing.  The obligations of the Company to Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions precedent by Purchaser:

5.1           Representations and Warranties.  The representations and warranties of Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2           Performance.  Purchaser shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

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6.             Miscellaneous.

6.1           Entire Agreement.  This Agreement, the other documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

6.2           Survival of Warranties.  All of the representations, warranties and covenants contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect following the Closing.

6.3           Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

6.4           Governing Law/Arbitration/Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.  Any controversy or claim arising from or related to this Agreement or the breach thereof will be settled by final and binding arbitration before a panel of three arbitrators in Salt Lake City, Utah.  Such arbitration shall be administered by the American Arbitration Association under the then prevailing applicable rules.  Within 15 days after the commencement of such arbitration, each party hereto shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment.  If the arbitrators selected by the parties hereto are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.  The arbitrators shall have the authority to award any remedy or relief that a court of the State of Utah could order or grant, including, without limitation, specific performance or the issuance of any injunction.  All fees and expenses of the arbitration shall be borne by the parties equally.  However, the prevailing party shall be entitled to an award of reasonable attorneys’ fees including all costs of litigation, including but not limited to travel expenses of the parties, expert fees, copying charges, courier charges, etc.  Notwithstanding the preceding provisions of this Section 6.4, either party hereto may apply to any court having jurisdiction hereof and seek injunctive relief upon Affidavit of the requesting party attesting to the correctness of the facts pleaded  and without bond or security to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.  For the purposes of making such an application to a court, each party hereto (i) consents to the personal jurisdiction of the state and federal courts located in the State of Utah, (ii) waives any argument that venue in any such forum is not convenient, and (iii) agrees that such application shall only be venued in a court of the State of Utah located in Salt Lake County, Utah, and in the federal courts of the District of Utah.

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6.5           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company and to Purchaser at the addresses set forth below or at such other address as the Company or Purchaser may designate by five (5) days advance written notice to the other parties hereto.

Company:

Paradise on Wings Franchise Group, LLC
140 West 2100 South, Ste. 218
Salt Lake City, UT  84115
Attn:  William Miller; William Owens

With a copy to:

Brunson Chandler & Jones, PLLC
175 S. Main Street, 15th Floor
Salt Lake City, UT  84111

Purchaser:

American Restaurant Concepts, Inc.
212 Guilbeau Road
Lafayette, LA 70506
Attn: Seenu Kasturi

With a copy to:

Stan Gauthier, II
Attorney at Law
1405 West Pinhook Road, Suite 105
Lafayette, Louisiana 70503

6.6           Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of Purchaser, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

6.7           Finder’s Fees.  The Company and Purchaser shall indemnify and hold each other harmless from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability) for which the Company or Purchaser or any of their respective officers, managers, employees or representatives is responsible.

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6.8           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Purchaser.  Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

6.9           Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.10         Counterparts. This Agreement may be executed by facsimile and by counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11         Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

PARADISE ON WINGS FRANCHISE GROUP, LLC

By:	/s/ W. Miller
Name: William Miller
Title: Manager

THE PURCHASER:

AMERICAN RESTAURANT CONCEPTS, INC.

By:	/s/ Fred D. Alexander
Name: FRED D. ALEXANDER
Title: Director

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SCHEDULE I

MEMBERS OF PARADISE ON WINGS FRANCHISE GROUP, LLC

SCHEDULE I

Paradise on Wings Franchise Group, LLC – Membership Units

	Membership Units	%
Robert Gulley	4.80	2.0400%

WJ Miller Family LP	29.30	12.4525%

Gail Porritt	26.30	11.1775%

William R. Owens	29.30	12.4525%

Tach LLP (Richard & Kate Wright)	5.00	2.1250%

Jerry McMillan	5.30	2.2525%

David Rees	8.82	3.7500%

Lance Brunson	2.35	1.0000%

Chase Chandler	2.35	1.0000%

Callie Jones	2.35	1.0000%

Richard Bukovinsky	1.18	0.5000%

Michael Dancy	0.59	0.2500%
American Restaurant Concepts, Inc.	117.65	50.0000%
TOTAL	235.29	100.0000%

EXHIBIT “A”

CONFIDENTIALITY AGREEMENT

Between:

PARADISE ON WINGS FRANCHISE GROUP, LLC, 140 West 2100 South, Suite 218, Salt Lake City, Utah 84115, represented herein by its authorized agents, William Miller and William Owens, hereinafter “Company”;

and,

AMERICAN RESTAURANT CONCEPTS, INC., 4400 Ambassador Caffery Parkway, Suite A, Box 347, Lafayette, Louisiana 70508, represented herein by its authorized agent, Fred D. Alexander, hereinafter “Purchaser”;

In consideration of Purchaser’s consideration of a possible acquisition of Company’s assets, Purchaser will be furnished with information concerning Company and Company’s operations (hereinafter the “information”).

As a condition of Purchaser being furnished with the information, Purchaser agrees that Purchaser will not use any of the information except to evaluate the acquisition.  Purchaser also agrees that Purchaser will not disclose any of the information to anyone other than Purchaser’s employees, officers, directors, attorneys and consultants who are involved in evaluating the acquisition.  Purchaser will cause all persons to whom Purchaser discloses any of the information to abide by the terms of this Confidentiality Agreement.  If Purchaser decides that Purchaser has no further interest in considering an acquisition, or if Company requests in writing, Purchaser will promptly return to Company all information (whether prepared by Purchaser or otherwise) and Purchaser will not retain any copies, extracts or other reproductions, in whole or in part, of any information.  Further, Purchaser will destroy all documents, memorandum, notes and other writings whatsoever based on any of the information which was prepared by Purchaser or by any person to whom Purchaser disclosed any of the information.  Such destruction shall be certified in writing to Company by an authorized officer/person supervising such destruction.

Violation of any of the foregoing provisions will cause irreparable injury to Company.  Thus, in addition to any other remedies that Company has, Company will be entitled, without posting bond or providing security, to injunctive or other equitable relief to enforce those provisions and to prevent or cure any breach or threatened breach thereof.

This Confidentiality Agreement may be amended only by an instrument in writing signed by Company and Purchaser.

EXHIBIT A

This Confidentiality Agreement will be governed by the laws of the State of Florida.  Any dispute regarding this Confidentiality Agreement shall be litigated in Jacksonville, Duval County, Florida, which Purchaser agrees is a proper venue.  Company and Purchaser consent to the personal jurisdiction of Jacksonville, Duval County, Florida and waive any objections to the venue and jurisdiction of the Courts of Jacksonville, Duval County, Florida.

This Confidentiality Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the authorized representatives of Company and Purchaser and those signatures need not be affixed to the same copy.  The facsimile copies showing the signatures of Company and Purchaser will constitute originally signed copies of the same Confidentiality Agreement requiring no further execution.

This Confidentiality Agreement shall become effective on the date signed by Company.

COMPANY:

PARADISE ON WINGS FRANCHISE GROUP, LLC

BY:	/s/ W. Miller
WILLIAM MILLER, MANAGER
DATE:	1/20/14

BY:	/s/ William Owens
WILLIAM OWENS, MANAGER
DATE:	1/20/2014

PURCHASER:

AMERICAN RESTAURANT CONCEPTS, INC.

BY:	/s/ Fred D. Alexander
FRED D. ALEXANDER, BOARD MEMBER
DATE:	1/20/2014

EXHIBIT A

EXHIBIT B

AMENDED AND RESTATED OPERATING AGREEMENT

SCHEDULE I

Amended and Restated Operating Agreement
of
Paradise on Wings Franchise Group, LLC

This Amended and Restated Operating Agreement (“Agreement”) of Paradise on Wings Franchise Group, LLC (the “Company”), is made and entered into as of this 20th day of January, 2014, by the members set forth on Schedule 1 attached hereto (referred to herein as the “Members”) and shall replace and supersede any prior operating agreement of the Company.

RECITALS

A.  The parties intend for the Company to continue to engage in the business of franchising and operating wing-themed casual dining restaurants and every other legal and authorized practice under the Revised Limited Liability Company Act of the State of Utah.

B.  On November 29, 2010, Amended Articles of Organization for the Company were filed with the Division of Corporations and Commercial Code of the Department of Commerce, State of Utah (the “Company”).

C.  The parties hereto desire to provide for the regulation and management of the affairs of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1
Defined Terms

When used in this Agreement, the following terms shall have the meaning set forth below:

1.1           “Act” shall mean Chapter 48-2c of the Utah Code Ann., the Utah Revised Limited Liability Company Act, as amended or revised from time to time.

1.2           “Affiliate” of a Person shall mean a person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the person in question.  The term “control” as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more that 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person.

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1.3           “Agreement” shall mean this Amended and Restated Operating Agreement of Paradise on Wings Franchise Group, LLC, as executed and as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

1.4           “Available Cash” shall mean all cash funds of the Company on hand from time to time (including cash funds obtained as contributions to the capital of the Company by the Members, loans to the Company, and net proceeds from Capital Transactions, but excluding cash funds obtained from Terminating Transactions) after (i) payment of all expenses of the Company as of such time, including all costs, expenses, or charges with respect to the ownership, operation, development, maintenance, and upkeep of the Company property, including, but not limited to, ad valorem taxes, debt amortization (including interest payments), advertising expenses, professional fees, wages, and utility costs, (ii) provision for payment of all outstanding and unpaid current obligations of the Company as of such time, and (iii) provision for an adequate working capital reserve as determined by the Managers to be reasonably necessary for operations of the business of the Company.

1.5           “Capital Account” shall have the meaning set forth in Section 3.4(1).

1.6           “Capital Transaction” shall mean a transaction (i) pursuant to which the Company borrows funds, (ii) pursuant to which part of the assets of the Company are sold, condemned, exchanged, abandoned or otherwise disposed of, (iii) pursuant to which insurance proceeds or other damages are recovered by the Company in respect of a capital asset of the Company (and, not for such items as business interruption or similar items), or (iv) that, in accordance with generally accepted accounting principles, is otherwise considered capital in nature.

1.7           “Code” shall mean the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

1.8           “Company” shall mean the limited liability company operated pursuant to the terms hereof for the limited purposes and scope set forth herein.

1.9           “Fiscal Year” of the Company shall mean the calendar year.

1.10         “Manager” or “Managers” shall mean the Person(s) designated pursuant to Section 5.3 to manage and operate the business of the Company.

1.11         “Members” shall mean the parties to this Agreement and such other persons or entities that are admitted to the Company as additional or substituted Members.  Reference to a “Member” shall mean any one of the Members.

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1.12         “Net Income or Loss” of the Company for any Fiscal Year (or portion thereof) shall mean the excess or deficit, as the case may be, of (i) the gross income of the Company derived from Operations as calculated under federal income tax accounting principles for such Fiscal Year over (ii) all items of expense incurred and/or paid by the Company with respect to Operations during such Fiscal Year which are allowable as deductions under federal income tax accounting principles and depreciation, cost recovery or other amortization deduction allowable to the Company for federal income tax purposes in respect of any Company asset for such Fiscal Year.

1.13         “Operations” shall mean all revenue producing activities of the Company other than activities relating to Capital Transactions.

1.14         “Ownership Percentage” means with respect to each Member the product of (i) 100%, multiplied by (ii) a fraction, the numerator of which shall be the number of total Class A and Class B Units held by such Member and the denominator of which shall be the total number of Class A and Class B Units outstanding at that time.

1.15         “Person” shall mean any individual, partnership, corporation, trust or other entity or association.

1.16         “Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Regulations.

1.17         “Terminating Transaction” shall mean a sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment, or otherwise, of all or substantially all of the then remaining assets of the Company which is entered into in connection with the dissolution, termination and winding up of the Company or that will result in the dissolution of the Company.

1.18         “Unit” shall mean either a Class A or Class B interest in the Company consisting of the rights, covenants, and responsibilities more particularly set forth herein.  Class A and Class B interests shall be identical in all respects except for holders of the Class A interests having a preferred right to distributions of the Company’s American Restaurant Concepts, Inc. stock.

1.19         “Winding Up.”  The winding up of a dissolved company is the process consisting of collecting all amounts owed to the company, selling or otherwise disposing of the company’s assets and property, paying or discharging the taxes, debts and liabilities of the company or making provision for the payment or discharge, and distributing all remaining company assets and property among the members of the company according to their interests.  There is no fixed time period for completion of winding up the dissolved company except that the winding up should be completed within a reasonable time under the circumstances.

1.20         “Affirmative Vote” shall mean more than fifty percent (50%) of the Managers voting by class, with the Manager(s) appointed by the Class A Members having collectively fifty percent (50%) of the vote and with the Manager appointed by the Class B Members having fifty percent (50%) of the vote.

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Article 2
General Provisions

2.1           Formation of the Company.  Certain current Members of the Company formed the Company as a limited liability company pursuant to the provisions of the Act, by filing Articles of Organization with the Division of Corporations and Commercial Code of the Department of Commerce, State of Utah, and the Members hereby adopt this amended Agreement to provide for the regulation and management of the affairs of the Company.

2.2           Name.  The business of the Company shall be conducted under the name “Paradise on Wings Franchise Group, LLC” or such other name that the Members may select.

2.3           Purposes and Scope.  Subject to the provisions of this Agreement, the Company has been formed to provide a forum for the Members to engage in the business of franchising and operating wing-themed casual dining restaurants, engage in other business activities, and to engage in any activity necessary or convenient to accomplish its purposes and operate its business as set forth herein.  This Agreement does not and shall not be construed to create a partnership, joint venture, or other business relationship among the Members with respect to any activities whatsoever other than those specified in this Section 2.3.

2.4           Articles of Organization.  The Members further agree and obligate themselves to execute, acknowledge, file, record and/or publish, as necessary, such amendments to the Amended Articles of Organization as may be required by the terms hereof or by law and such other certificates and documents as may be appropriate to comply with the requirements of law for the continuation, preservation, and/or operation of the Company as a limited liability company.

2.5           Fictitious Name.  Concurrently with the execution of this Agreement, the Company shall make any filings or disclosures required by the laws of the State of Utah with respect to its use of a fictitious name, if any.

2.6           Ownership.  The interest of each Member in the Company shall be personal property for all purposes.  All property and interests in property, real or personal, owned by the Company shall be deemed owned by the Company as an entity, and no Member individually shall have any ownership in any property or interest in property owned by the Company except as a Member in the Company.  Each of the Members irrevocably waives, during the term of the Company and during any period of its liquidation following any dissolution, any right that such Member may have to maintain any action for partition with respect to any of the assets of the Company.  No creditor may take the ownership of any Member but may place a charging order against said Member’s distributions from the Company as those distributions are made or not made in the sole and absolute discretion of the Company.

2.7           No Individual Authority.  No Member, acting alone, shall have any authority to act for, or to undertake, or assume any obligation, debt, duty, or responsibility on behalf of, any other Member of the Company.  However, and subject to the terms regarding management of the Company, a member may obligate the Company.

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2.8           Place of Business.  The principal place of business of the Company shall be at 140 West, 2100 South, Suite 218, Salt Lake City, Utah, 84115, or at such other or additional place or places as the Members shall reasonably determine.

2.9           Registered Agent and Office.  The registered agent of the Company shall be William J. Miller, and the registered office is located at 140 West, 2100 South, Suite 218, Salt Lake City, Utah, 84115.

2.10         Designated Office.  The designated office the Company shall be 140 West, 2100 South, Suite 218, Salt Lake City, Utah, 84115.

2.11         Records held at Designated Office.  The Company shall keep the following records at its designated office in this state:

(1)          A current list of the full name and last-known business, residence, or mailing address of each member and each manager, if applicable;

(2)          A copy of the stamped Articles of Organization and all certificates of amendment thereto;

(3)          A copy of the company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(4)          A copy of any financial statements of the company, if any, for the three most recent years;

(5)          A copy of the Company’s operating agreement, if any, and all amendments thereto;

(6)          A copy of the minutes, if any, of each meeting of members and of any written contents obtained from members; and

(7)          Unless otherwise set forth in the Amended Articles of Organization or this Amended and Restated Operating Agreement, a written statement setting forth:

(a)	The amount of cash and a description and statement of the agreed value of the other property or services contributed and agreed to be contributed by each member;
(b)	The times at which, or events on the happening of which, any additional contributions agreed to be made by each member are to be made;
(c)	Any right of a member to receive distributions;
(d)	Any date or event upon the happening of which a member is entitled to payment in redemption of the member’s interest in the company; and
(e)	Any date or event upon the happening of which the company is to be dissolved and its affairs would up.

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2.12         Term of the Company.  The term of the Company shall continue until terminated pursuant to the provisions of this Agreement or such other date as the Members shall select in accordance with the provisions of Article 8, not to exceed 99 years.

Article 3
Capital Contributions

3.1           Form of Contribution.  The contribution of a member to the Company may consist of cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services, or any combination of the foregoing.

3.2           Units.  In connection with the formation and continued operations of the Company, each Member has contributed sufficient capital to the Company and has been credited with the number and type of Units set forth opposite such Member’s name, with corresponding Ownership Percentage, as set forth below:

Member Name	Number and Type of Units	Ownership Percentage
Robert Gulley	4.8 Class A Units	2.04%
WJ Miller Family LP	29.3 Class A Units	12.4525%
Gail L. Porritt	26.3 Class A Units	11.1775%
William R. Owens	29.3 Class A Units	12.4525%
Tach LP	5 Class A Units	2.125%
Jerry McMillan	5.3 Class A Units	2.2525%
David Rees	8.82 Class A Units	3.75%
Lance Brunson	2.35 Class A Units	1%
Chase Chandler	2.35 Class A Units	1%
Callie Jones	2.35 Class A Units	1%
Richard Bukovinsky	1.18 Class A Units	0.5%
Michael Dancy	0.59 Class A Units	0.25%
American Restaurant Concepts, Inc.	117.65 Class B Units	50%

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3.3           Additional Contributions.

3.3.1       No Member shall be required to make any additional Capital Contributions or purchase additional Units beyond those set forth in Article 3.3.2.  Any additional capital contributions of a Member shall increase the Member’s Capital Account and result in an increase in the number of Units held by such Member as determined by the Manager.  The Company may sell additional Units from time to time to provide the Company with funds necessary for the operation of its business.  The Company may not make a call for additional capital contributions or the admission of a new Member except upon the unanimous consent of the Managers and ninety (90%) percent consent of the Members.

3.3.2       The Managers shall have sole and complete discretion in determining the consideration and terms with respect to any issuance of additional Units, but such issuance of additional Units must be approved by the unanimous consent of the Managers and a ninety (90%) percent consent of the Members.  Prior to the issuance of Units to other Members or third party investors, the Company shall give written notice to all Members, specifying the number of Units to be issued, the consideration to be paid for such Units, and such other material terms and conditions as the Manager deems appropriate.  At such time, and from time to time, as all, or any portion of such additional Units, are offered for sale, the Members shall have the right for a period of 30 days after such notice to purchase such newly offered Units, pro rata in proportion to the number of Units held by each, and on the same terms and conditions as contained in the notice provided by the Company.

3.3.3       Any Units offered pursuant hereto that are not purchased by Members may be offered to third parties.  Any person who acquires additional Units issued by the Company pursuant hereto may be admitted to the Company as a Member upon delivery to a Manager of an agreement, in form and substance satisfactory to the Manager, of such person (i) to be bound by the terms and conditions of this Agreement as it may have been amended and then in force, and (ii) to execute all documents or instruments that the Manager may reasonably require to be executed in order to effect the admission of such person as a Member.

3.3.4       The Manager is authorized and directed to do all things he deems necessary or advisable in connection with any such future issuance once approved by the required Members pursuant to Section 3.3.3 herein.  The Members hereby consent to the admission as a Member of the Company any person purchasing such additional Units and to any and all amendments of this Agreement for the purpose of admitting such additional Members once approved by the required Members pursuant to Section 3.3.3 herein.  Each Member acknowledges and agrees that the sale of any of such additional Units shall result in the dilution of the interest in the Company of the Members.

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3.4           Capital Accounts.

3.4.1       A separate “Capital Account” (herein so called) shall be maintained for each Member in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations.  Each Member shall have only one Capital Account regardless of the number or classes of Units in the Company owned by such Member and regardless of the time or manner in which such Units were acquired by such Member.  Pursuant to the basic rules of section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:

(a)
Credited with: (i) the amount of money contributed by such Member to the Company and the fair market value of any property contributed by such Member to the Company (net of liabilities secured by such property that the Company assumes or takes subject to); (ii) except as provided below, the amount of taxable income or gain allocated to such Member; and (iii) such Member’s pro rata share of any tax exempt income or gain of the Company; and

(b)
Debited with: (i) the amount of money (excluding guaranteed payments) and the agreed fair market value of any property distributed to such Member (net of liabilities secured by such property that the Member assumes or takes subject to); ii) except as provided below, the amount of taxable loss and deductions (or items thereof) allocated to such Member; and (iii) such Member’s pro rata share of any expenditures of the Company described in section 705(a)(2)(B) of the Code (or expenditures which are so treated under section 1.704-(b) of the Regulations; and

(c)	Shall be otherwise adjusted in accordance with the other capital account maintenance rules of section 1.704-1(b)(2)(iv) of the Regulations.

In addition, if property is distributed in kind by the Company, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not already been reflected in the Member’s Capital Accounts) would be allocated to the Members if there were a taxable disposition of such property for its agreed fair market value on the date of distribution.

3.4.2       Notwithstanding the foregoing, if property is contributed to the Company by a Member, the Company shall thereafter compute gain, loss, and depreciation in respect to the contributed property separately for book and tax purposes as required by sections 1.704-1(b)(2)(iv), 1.704-1(b)(4)(i), and 1.704-(b)(4)(iii) of the Regulations.  Such items so computed for book purposes shall be allocated among the Members in the manner provided in Article 4 below and shall be reflected in the Members’ Capital Accounts by appropriate increases or decreased thereto as required by section 1.704-1(b)(2)(iv)(b) of the Regulations.  Such items so allocated for tax purposes shall not be reflected in the Members’ Capital Accounts.

3.4.3       Notwithstanding the foregoing, it is the intention of the Members that their Capital Accounts in the Company be maintained strictly in accordance with the capital account maintenance requirements of section 1.704-1(b) of the Regulations, and that their Capital Accounts be adjusted to the extent required by the provisions of such Regulations or any successor provisions thereto.

3.4.4       A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned, unless such loan is determined by the Internal Revenue Service in a final administrative proceeding to be a capital contribution by such Member.  No repayment of principal or interest on any such loan, or reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company, or payments of fees to a Member or its Affiliates which are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account.

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3.4.5       Except as otherwise provided herein or by the Act, no Member having a negative balance in its Capital Account shall have any obligation to the Company or any other Member to restore its Capital Account to zero.  A deficit Capital Account of a Member shall not be deemed to be a liability of such Member or an asset or property of the Company.

3.4.6       Return of Capital.  Except to the extent provided in Article 4 below and U.C.A 48-2c-1005 (2001 as amended), a member may demand payment from the Company of the fair market value of the member’s interest in the Company only: upon the dissolution and completion of winding up of the company; or upon the date or occurrence of an event specified in the Articles of Organization or Operating Agreement for redemption of the members interest.  Except as otherwise provided in the Articles of Organization or this Operating Agreement, or with consent of all members, a member, regardless of the nature of the member’s contribution, has only the right to receive cash in redemption of the member’s interest in the Company.

3.4.7       No Interest on Capital Contributions.  Except as otherwise provided herein, no Member shall receive any interest on such Member’s capital contributions to the Company or such Member’s Capital Account, notwithstanding any disproportion therein as between the Members.

3.4.8       Certificate of Unit Ownership and Restrictive Transfers. Inasmuch as the company’s units may be deemed as securities under federal or state statute, any certificate of unit ownership or documents of transfer of said units shall contain the following restrictive language:

RESTRICTIVE WORDING
TO BE INCLUDED ON CERTIFICATES AS FOLLOWS:

THESE SECURITIES ARE TAKEN FOR INVESTMENT PURPOSES ONLY, AND NOT WITH A VIEW TO DISTRIBUTION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNLESS THE COMPANY HAS RECEIVED AN OPINION FROM COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THAT ACT IS NOT REQUIRED.

3.5           Investment Representation.  Each Member represents to the Company and the other Members that (a) the Member is acquiring a Membership Interest in the Company for investment and for the Member’s own account and not with a view to its sale or distribution and (b) neither the Company nor any other Member has made any guaranty or representation upon which the Member has relied concerning the possibility or probability of profit or loss resulting from the Member’s investment in the Company.

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3.6           Capital Account Adjustments.  Except as otherwise provided in the Amended Articles of Organization or this Amended Operating Agreement, the capital accounts of all members shall be adjusted, either increased or decreased, to reflect the revaluation of company assets, including intangible assets such as goodwill, on the Company’s books in connection with any of the following events:

3.6.1       A capital contribution, other than a de minimis contribution, same by or on behalf of a new member or an additional capital contribution, other than a de minimis contribution, made by or on behalf of an existing member;

3.6.2       A distribution, other than a de minimis amount, made in partial or complete redemption of a member’s interest in the Company; or

3.6.3       The dissolution and winding up of the Company.  Upon such revaluation event, the book value of company assets shall be adjusted to fair market value and unrealized income, gain, loss, or deduction inherent in such company assets that have not been previously reflected in the members’ capital accounts shall be allocated to the members’ capital accounts.

Article 4
Allocations and Distributions

4.1           Allocations of Income and Loss.  Subject to the provisions of Section 4.2, the Company’s items of Net Income and Loss from Operations for each Fiscal Year and gain and loss realized by the Company in connection with each Capital Transaction, after giving effect to all Capital Account adjustments attributable to contributions and distributions of money and property made during such Fiscal Year (but excluding income and loss, if any, that is required to be separately determined and allocated to the Members for federal income tax purposes in the same manner as prescribed under section 704(c) of the Code), shall be allocated to the Members as follows:

4.1.1       Any Net Income or gain shall be allocated in the following order of priority.

First:  To each Member, an amount equal to the negative balance (if any) in such Member’s Capital Account; provided, however, that if the gain to be allocated pursuant to this Section 4.1.1 is insufficient to cause the negative balance in each Member’s Capital Account to equal zero, then the gain shall first be allocated to the Members with negative Capital Account balances, pro rata in accordance with their respective negative Capital Account balances.

Second:  An amount of income shall next be allocated to the Members (as necessary) so as to cause the positive balances in their respective Capital Accounts to be in the same proportion to each other as are their respective ownership percentages.

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Third: All remaining gain shall be allocated to the Members, pro rata in accordance to their respective Ownership Percentages.

4.1.2        Loss (if any) shall be allocated as follows:

First:  Loss shall be allocated to the Members until each Member’s Capital Account equals zero, provided, however, if there is not a sufficient amount of loss to be allocated to reduce the Members’ Capital Accounts to zero, loss shall first be allocated to the Members (as necessary) so to cause their Capital Accounts to be in the same proportions to one another as are their respective Ownership Percentages, and the balance of loss shall be allocated to the Members, pro rata in accordance with their respective Ownership Percentages.

Second: Any remaining loss shall be allocated to the Members pro rata in accordance with their respective Ownership Percentages.

4.1.3       For purposes of determining the nature (as ordinary or capital) of any income or gain in respect to a capital transaction allocated to the Members for federal income tax purposes pursuant to this Article 4 hereof, such income or gain (if any) required to be recognized as ordinary income pursuant to section 1245 and/or 1250 of the Code shall be deemed to be allocated among the Members in the same proportion that they were allocated and claimed the depreciation deductions, or basis reductions, directly or indirectly giving rise to such treatment under sections 1245 and/or 1250 of the Code.

4.2           Limitations and Qualifications Regarding Allocations.  Notwithstanding the provisions of Article 4 Net Income and Loss for each Fiscal Year and gain and loss realized by the Company (or items of income, gain, loss, deduction, or credit, as the case may be) shall be allocated in accordance with the following provisions to the extent such provisions shall be applicable.

4.2.1       If the allocation of Net Loss (or items thereof) as provided in Article 4.1(1) hereof would cause or increase a deficit balance in a Member’s Capital Account, there shall be allocated to such Member only that amount of net loss (or items thereof) as will not cause or increase a deficit balance in the Member’s Capital Account.  The net loss (or items thereof) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated (i) first, to the other Members having positive balances in their Capital Accounts, in proportions to such positive balances; and (ii) second, to all the Members in accordance with their respective Ownership Percentages.  For purposes hereof, each Member’s Capital Account shall be reduced for the items described in this Article 4.  If any allocation of net loss (or items thereof) is made under this Article 4, any allocation of Net Income and gain (including income and gain exempt from tax) of the Company allocated thereafter shall first be allocated as necessary to offset in reverse order the allocation made pursuant to this Section 4.2(1).

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4.2.2       If any Member unexpectedly receives any adjustment allocation or distribution described in clauses (4), (5), and (6) under Regulation Section 1.704.1(b)(2)(ii)(d), such Member shall be allocated, before any other allocation is made pursuant to Section 4.1, items of income and gain (including a pro rata portion of each item of income, including gross income and gain for such years) in an amount and manner sufficient to eliminate, as quickly as possible, the deficit balance, if any, in such Member’s Capital Account (in excess of any limited dollar amount that such Member is obligated or treated as obligated to restore by contribution, within the meaning of Regulation section 1.704-1-(b)(ii)(d)(2)).  This provision is intended to be a “qualified income offset” within the meaning of section 1.704-1-(b)(2)(ii)(d) of the Regulations and should be interpreted and implemented as provided therein.  Any allocation of income or gain pursuant to this section shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 4.2 and Section 4.1 so that the net amount of all such allocations to each Member shall, to the extent possible, be equal to the net amount of income and gain that would have been allocated to each Member pursuant to Section 4.1 is such unexpected adjustment, allocation, or distribution had not occurred.

4.3           Allocation of Income, Loss, and Distributions in Respect of Units Transferred.

4.3.1       If any Units in the Company are transferred, or are increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e.,the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Members based upon their respective Units in the Company at the close of such day.  For purposes of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, Units in the Company which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the first day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, or decrease actually occurs (i.e., sales and dispositions made during the first 15 days of any month will be deemed to have been made on the first day of the month and sales and dispositions thereafter will be deemed to have been made on the 16th day of the month).

4.3.2       Distributions of assets of the Company in respect to Units in the Company shall be made only to the persons or entities who, according to the books and records of the Company, are the holders of record of Units in respect of which such distributions are made on the actual date of distribution.  Neither the Company nor the Members/Managers shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Members/Managers have knowledge or notice of any transfer or purported transfer of ownership of any Units in the Company.

(a)
Holders of Class A Units shall have a preferred right, over holders of Class B Units, to receive distributions in kind of the Company’s American Restaurants Concepts, Inc. stock.  Such distributions of American Restaurants Concepts, Inc. stock shall be at the sole authorization and discretion of the Managers appointed by the holders of the Class A Units, which distributions of American Restaurants Concepts, Inc. stock need not be authorized or approved by the holder(s) of the Class B Units or the Manager appointed by the holder(s) of the Class B Units.

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4.3.3       Notwithstanding any provision above to the contrary, gain, or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Units in the Company as of the date such sale or other disposition occurs.

4.4           Distributions of Available Cash.  The Managers, in their sole discretion, shall determine whether the Company should distribute its Available Cash.  In the event that the Managers decide that part or all of the Company’s Available Cash should be distributed to the Members, such Available Cash shall be distributed to the Members pro rata in accordance with their respective Ownership Percentages.  Notwithstanding the foregoing, the net proceeds of a Terminating Transaction shall be distributed in accordance with Section 8.2 hereof.

4.5           Limitations of Distributions.

4.5.1       No distribution may be made by the Company if, after giving effect to the distribution:

(a)	The Company would not be able to pay its debts as they become due in the usual and regular course of its business; or
(b)
The value of the Company’s total assets would be less than the sum of its total liabilities plus, unless the Articles of Organization or the Operating Agreement permits otherwise, the amount that would be needed, if the company were to be dissolved and wound up at the time of the distribution, to satisfy the preferential rights upon dissolution and winding up of members whose preferential rights are superior to the rights of members receiving the distribution.

4.5.2       The Company may base a determination that a distribution is not prohibited under Subsection (1) either on:

(a)	Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances; or
(b)	A fair valuation or other method that is reasonable in the circumstances.

(c)           The effect of a distribution under this subsection 4.5.2 of Article 4 is measured as of:

(d)	The date the distribution is authorized if the payment occurs within 30 days after the date of authorization; or
(e)	The date the payment is made if it occurs more than 30 days after the date of authorization.

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4.6           Duty to Return Wrongful Distributions.

If a member receives a distribution by mistake or in violation of the Articles of Organization, the Operating Agreement, or Section 48-2c-1005 Utah Code Annotated, that member is obligated to return the wrongful distribution to the Company and shall remain liable to the company for a period of five years thereafter for the amount of the distribution wrongfully made provided a proceeding to recover the distribution from the member is commenced prior to the expiration of the five-year period.

4.7           Distribution in Kind.

4.7.1       Except as otherwise provided in the Amended Articles of Organization or Amended and Restated Operating Agreement, a member, regardless of the nature of the member’s contribution, has no right to demand and receive any distribution from the company in any form other than cash except as otherwise provided herein, wherein the Class A Members may request a distribution of the American Restaurant Concepts, Inc. stock, which distribution need only be approved by the Manager(s) appointed by the Class A Members and need not be approved by the Manager appointed by the Class B Members.

4.7.2       Except for an asset contributed by the member or as otherwise provided in the Articles of Organization or Operating Agreement, a member may not be compelled to accept a distribution of any asset in kind from a company to the extent that the percentage of the asset distributed to the member exceeds a percentage of that asset which is equal to the percentage in which the member shares in distributions from the company.

4.8           Unclaimed Distributions.   If the Company has mailed three successive distributions to a member addressed to the member’s address shown on the company’s current record of members and the distributions have been returned as undeliverable, no further attempt to deliver distributions to that member need be made until another address for the member is made known to the company, at which time all distributions accumulated by reason of this section shall, except as otherwise provided by law, be mailed to the member at the other address.

Article 5

Status of Members and Management of the Company

5.1           Participation in Management.  Except as otherwise provided herein, the Managers shall be the sole participants in the management or control of the Company’s business, shall transact any business for the Company, and shall have the power to act for or bind the Company, said powers being vested solely and exclusively in them in their roles as the Managers.

5.2           Limited Liability.  Except as otherwise provided herein to the contrary, the Members shall not be bound by, or personally liable for, the expenses, liabilities, or obligations of the Company, except as provided in the Act.

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5.3           Management.  Unless the Amended Articles of Organization have dispensed with or limited the authority of the Managers, all power of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers.  The Managers shall have exclusive power and control over the business of the Company; only the Managers shall have the power to bind the Company.  Managers shall be elected/appointed by class and voting will be by an affirmative vote of the Managers. Affirmative vote of the Managers means more than fifty percent (50%) of the Managers, with  voting based upon the class of Units held by the Members appointing such Manager required to approve the action.  It is specifically agreed that voting shall be by class, not by Manager, with the Manager(s) appointed by the Class A Members having collectively fifty percent (50%) of the total vote of the Managers and the Manager appointed by the Class B Members having fifty percent (50%) of the vote. The Class A Members may, at any time, elect/appoint and remove two (2) Managers, and the Class B Members may, at any time, elect/appoint one Manager.  If the Class A Members elect/appoint two (2) Managers, each Manager elected/appointed by the Class A Members shall have twenty-five percent (25%) of the vote of the Managers, with such Managers elected/appointed by the Class A Members having collectively fifty (50%) of the total vote of the Managers.  Upon election/appointment of the Managers, each Manager shall execute an affidavit stating which Member(s) appointed the Manager. Each Manager shall act as such until (i) his or her resignation, withdrawal, incapacity, removal, or death; or (ii) the dissolution of the Company, whichever occurs first.  Manager vacancies shall be filled as set forth above.

5.4           Management Structure.

5.4.1       Unless otherwise stated herein, the Company shall be managed by all of its managers as set forth above.  Upon the death or removal of a Manager, the Manager shall be replaced by the Member(s) electing/appointing that Manager within thirty (30) days of the death or removal.

5.4.2       The dissolution of the Company does not alter the authority of the Managers or Members, as the case may be, to wind up the business and affairs of the company.

5.5           Agency Authority of Managers.     Except as provided in Subsection (3), in this manager-managed company:

5.5.1       Each manager is an agent of the Company for the purpose of its business;

5.5.2       A Member is not an agent of the Company for the purpose of its business solely by reason of being a member;

5.5.3       An act of a manager, including the signing of a document in the Company name, for apparently carrying on in the ordinary course of the Company business, or business of the kind carried on by the Company, binds the Company unless the manager had no authority to act for the Company in the particular matter and the lack of authority was expressly described in the Amended Articles of Organization, Amended and Restated Operating Agreement, or the person with whom the manager was dealing knew or otherwise had notice that the manager lacked authority; and

5.5.4       An act of a manager which is not apparently for carrying on in the ordinary course of the Company business, or business of the kind carried on by the Company, binds the Company only if the act was authorized by the members in accordance with Subsection (5) of this Section 5.5.4.

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5.5.5       The affirmative vote, approval, or consent of Managers of the Company shall be required to:

(a)	Amend the Amended Articles of Organization, except to make ministerial amendments or to change an address;
(b)	Amend the Amended and Restated Operating Agreement, except to make ministerial amendments or to change an address;
(c)
Authorize a member or any other person to do any act on behalf of the Company that contravenes the Amended Articles of Organization or Amended and Restated Operating Agreement and thereafter to terminate the authority so granted;

(d)	Convert the Company to another entity;
(e)	Participate in a merger in which the Company is a party to the merger;
(f)	Sell, lease, exchange, or otherwise dispose of all or substantially all of the Company’s property other than in the usual and regular course of the Company’s business;
(g)	Waive liability of a member as may be allowed under this Amended and Restated Operating Agreement or the Articles of Organization;
(h)	Admit a person or entity as a Member as provided in Section 3.3 herein (which shall require the unanimous consent of the Managers);
(i)	Make a call for additional capital contributions as provided in Section 3.3.2 herein (which shall require the unanimous consent of the Managers); and,
(j)
Obligate the company by way of loan, promissory note or contract for an amount in excess of $25,000.00 in a single transaction or a series of transactions with the same entity involving not more than $50,000.00 during any one calendar year.

5.5.6       Notwithstanding the provisions of subsection (5), and unless the Amended Articles of Organization expressly limit their authority, any manager of the Company, may sign, acknowledge, and deliver any document transferring or affecting the Company’s interest in real or personal property, and if the authority is not so limited, the document shall be conclusive in favor of a person who gives value without knowledge of the lack of authority of the person who signs and delivers the document.

5.7           Removal of Managers.

5.7.1       Managers holding and voting by affirmative vote shall have the right, without further obligation to a Manager other than for compensation previously accrued, to remove a Manager for cause (“Cause”), but may not remove a Manager without Cause.  For purposes hereof, Cause shall be deemed to exist upon:

(a)
A determination by Members holding seventy percent (70%) of the outstanding Units that a Manager has materially breached the terms of the Amended Articles of Organization, this Restated and Amended Operating Agreement, or any other material agreement respecting the Manager’s duties as a Manager;

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(b)
A determination by Members holding seventy percent (70%) of the outstanding Units that a Manager has been grossly negligent or has engaged in material willful or gross misconduct in the performance of his or her duties;

(c)	A determination by Members holding seventy percent (70%) of the outstanding Units that a Manager has breached the Manager’s duty of loyalty to the Company or its Members, or
(d)	A final non-appealable conviction of or a plea of guilty or nolo contendere by a Manager to a felony involving fraud, embezzlement, theft, or dishonesty or other criminal conduct.

(e)          Notwithstanding the foregoing, a Manager shall not be removed for Cause without:

1.	Reasonable notice to the Manager setting forth the reasons for the proposed removal for Cause;
2.	An opportunity for the Manager, together with his or her counsel, to be heard before a meeting of the Members convened for the purpose of voting on the removal of the Manager, and
3.
Delivery to the Manager of written notice of removal setting forth the finding that in the good faith opinion of the Members’ Cause existed for removal and specifying the particulars thereof in detail.

5.8           Managers Quorum.  A majority of the Managers by affirmative vote shall constitute a quorum for the transaction of business at a meeting of the Managers.

5.9           Managers, Manner of Acting.

5.9.1       The act of the affirmative vote of the Managers present at a meeting at which a quorum is present when the vote is taken shall be the act of the Managers

5.9.2       Unless the Amended Articles of Organization provide otherwise, any or all Managers may participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting.  A Manager participating in a meeting by this means is deemed to be present in person at the meeting.

5.9.3       A Manager who is present at a meeting of the Managers when corporate action is taken is deemed to have assented to the action taken unless:

(a)	He/she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meetings; or
(b)	His or her dissent or abstention from the action taken is entered in the minutes of the meeting; or
(c)
He/she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Company immediately after adjournment of the meeting.  The right of dissent or abstention is not available to a Manager who votes in favor of the action taken.

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5.9.4       The Managers shall determine all matters based upon an affirmative vote

5.10         Manager; Specific Powers.  Except as otherwise specifically provided in this Agreement, no Manager may obligate the company by way of loan, promissory note or contract for an amount in excess of $25,000.00 in a single transaction or a series of transactions with the same entity involving not more than $50,000.00 during any one calendar year, and all matters in connection with the day-to-day conduct of the Company’s business and the use or disposition of its assets shall be decided solely by the Managers.  Without limiting the generality of the foregoing, the Managers shall have the power and authority on behalf of the Company to:

5.10.1     Acquire such tangible and intangible personal property as may be necessary or desirable to carry on the business of the Company;

5.10.2     Negotiate leases for and execute and deliver leases for office space for the operation of the Company’s business;

5.10.3     Purchase equipment, supplies, and materials, and produce and market products as, in their sole discretion, they shall deem advisable;

5.10.4     Employ, terminate the employment of, supervise, and compensate such persons, firms, or corporations as, in their sole discretion and judgment, they shall deem advisable for the proper operation and management of the business of the Company;

5.10.5     Invest Company funds in interest-bearing accounts, commercial paper, government securities, certificates of deposit, or similar investments;

5.10.6     Execute promissory notes, deeds of trust, regulatory agreements, and all other documents, agreements, or certifications;

5.10.7     Sell, transfer, exchange (whether or not qualifying as a tax-free exchange under section 1031 of the Internal Revenue Code), assign, convey, lease, further encumber, hypothecate or otherwise dispose of all or any part of the assets of the Company;

5.10.8     Execute and file all reports and maintain all records required by law or by this Agreement; and

5.10.9     Coordinate the management and operation of the Company and perform other normal business functions and otherwise operate and manage the business and affairs of the Company in accordance with and as limited by this Agreement.

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5.11         Limitation on Powers and Authority of Manager. Notwithstanding the provisions of Section 5.9 or any other provisions herein, the Managers shall not have the right or power to do any of the following without the unanimous consent of the Managers.

5.11.1     Do any act which would make it impossible to carry on the ordinary business of the Company;

5.11.2     Confess a judgment against the Company;

5.11.3     Use the Company name, credit or assets for other than Company purposes, except for distributions of the Company’s American Restaurants Concept stock pursuant to Subsection 4.3.2 and 4.7.1 herein, which shall not require the unanimous consent of the Managers;

5.11.4     Do any act in contravention of this Agreement;

5.11.5     Amend this Agreement;

5.11.6     Commingle the funds of the Company with the funds of any other person or entity not owned by the Company;

5.11.7     Submit any dispute involving the Company to binding arbitration;

5.11.8     Execute or deliver any assignment for the benefit of the creditors of the Company;

5.11.9     Cause the Company to borrow any sums for which the Members have recourse liability;

5.11.10   Transact any business on behalf of the Company in any jurisdiction, unless the Members would not, as a result thereof, become Managers and have any liability greater than that provided in this Agreement;

5.11.11   Cause the Company to borrow or incur any indebtedness in excess of $25,000 in a single transaction or a series of transactions with the same entity involving not more than $50,000 during any one calendar year;

5.11.12   Obligate the Company to make a capital expenditure in excess of $25,000 in a single transaction or a series of transactions with the same entity involving not more than $50,000 during any one calendar year;

5.11.13   Dispose of substantially all of the assets or the goodwill of any business of the Company; and

5.11.14    Admit a person or entity as a Member except as provided in Section 3.3 herein.

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5.12         Standard of Conduct.  The Managers at all times shall operate and manage the business and affairs of the Company in a reasonable and prudent manner.

5.13         Duties of Managers and Members.

5.13.1     Unless otherwise provided in the Articles of Organization or this Operating Agreement, a member or manager shall not be liable or accountable in damages or otherwise to the Company or the members for any action taken or failure to act on behalf of the Company unless the act or omission constitutes gross negligence or willful misconduct.

5.13.2     Unless otherwise provided in this Operating Agreement, each member and manager must account to the Company and hold as trustee for it any profit or benefit derived by that person without the affirmative vote of the Managers:

(a)	Any transaction connected with the conduct of the Company’s business or winding up of the Company; or
(b)
Any use by the member or manager of company property, including, but not limited to, confidential or proprietary information of the Company or other matters entrusted to the person in the capacity of a member or manager.

5.13.3     A member of this manager-managed company who is not also a manager owes no fiduciary duties to the Company or to the other members solely by reason of acting in the capacity of a member.

5.14         Management by Managers.    In this manager-managed company, each manager shall be subject to the provisions of Subsection 5.12, and:

5.14.1     The initial managers shall be designated in the Articles of Organization; thereafter, the managers shall be those persons identified in documents filed with the division including amendments to the Articles of Organization as well as any annual reports required under Section 48-2c-203 of the Act, and any statements required or permitted under Section 48-2c-122 of the Act;

5.14.2     When there is a change in the management structure, the managers shall be those persons identified in the certificate of amendment to the Articles of Organization that makes the change;

5.14.3     Each manager who is a natural person must have attained the age of majority under the laws of this state;

5.14.4     No manager shall have authority to do any act in contravention of the Articles of Organization or this Operating Agreement, except as provided in Subsection (6)(g);

5.14.5     A manager who is also a member shall have all of the rights of a member;

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5.14.6     Unless otherwise provided in the Amended Articles of Organization or Amended and Restated Operating Agreement of the Company:

(a)	Each manager shall be elected at any time by the members as set forth in Section 5.3, and any vacancy occurring in the position of manager shall be filled in the same manner;
(b)	The number of managers shall be fixed by the members in the operating agreement;
(c)	Each manager shall serve until death or removal;
(d)	A manager need not be a member of the Company or a resident of this state;
(e)	There shall be only one class of Managers; and
(f)
Approval by the affirmative vote of the Managers shall be required as to all matters described in Subsections 48-2c-803(2) and (3) of the Act, except for distributions of the Company’s American Restaurants Concept stock pursuant to Subsection 4.3.2 and 4.7.1 herein.

5.15         Delegation of Authority and Power to Manage.     Unless otherwise provided in the Amended Articles of Organization or Amended and Restated Operating Agreement, a member or manager of a company may not delegate to one or more other persons the member’s or manager’s, as the case may be, authority and power to manage the business and affairs of the Company, except that an entity may designate an authorized representative to act for it. However, if a delegation is permitted in the Amended Articles of Organization or Amended and Restated Operating Agreement, then the delegation must comply with the following:

5.15.1     Any such delegation must be in writing including, but not limited to, a management agreement or another agreement;

5.15.2     The scope and duration of the authority delegated shall be specified in the writing;

5.15.3     The power to revoke the delegation at any time for any or no reason shall be retained by the member or manager;

5.15.4     Any such delegation shall not include any power of substitution without the written consent of the member or manager; and

5.15.5     Any such delegation by a member or manager shall not cause the member or manager to cease to be a member or manager, as the case may be.

5.16 Reliance by Member or Manager on Reports and Information.   Unless a member or manager has knowledge concerning the matter in question that makes reliance unwarranted, the member or manager shall be fully protected in relying in good faith upon:

5.16.1      The records of the Company; and

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5.16.2      The information, opinions, reports, or statements presented to the Company by any of its other managers, members, employees or committees, or by any other person, as to matters the member or manager reasonably believes are within the other person’s professional or expert competence, including, but not limited to, information, opinions, reports, or statements as to the value and amount of assets, liabilities, profits or losses of the Company, or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.

5.17         Compensation of Manager.

5.17.1      Manager may receive compensation in consideration of the performance of the duties and responsibilities of the manager.  Moreover, a Manager shall be reimbursed for all costs and expenses incurred on behalf of the Company.

5.17.2      The Company shall be obligated, and the Mangers are authorized, to pay from Company assets all expenses relating to the organization of the Company.  Such expenses may be paid directly by the Company or paid by a Manager and then reimbursed by the Company.  Without limiting the generality of the foregoing, such organizational expenses include legal, accounting, consulting, duplication and printing, telephone, telex, postage, air freight, travel and entertainment, and other expenses and fees (including filing fees) paid or incurred in organizing the Company.  No part of the amount so paid pursuant to this section shall be deemed to be a management fee payable to a Manager.

5.17.3      The Managers shall devote such time, effort, and skill to the affairs of the Company as the Managers may deem to be reasonably required for the welfare and success of the Company, but shall not be obligated to devote all of his/her/their business time to the affairs of the Company.

5.18         Liability of Managers to the Other Members.  The Managers, their representatives, employees and agents shall not be liable to the Company or to the other Members for losses sustained or liabilities incurred as a result of any good faith error in judgment or mistake of law or fact, or for any act done or omitted to be done in good faith in conducting the Company business, unless such error, mistake, act, or omission was performed or omitted fraudulently, or constituted willful misconduct or a breach of this Agreement.  This provision is not for the benefit of any third party.

5.19         Company Indemnity to Managers.  The Company shall protect, defend, indemnify and hold harmless each Manager and each of their representatives, employees, and agents, from and against any loss, expense, damage or injury suffered or sustained by any of them by reason of any acts, omissions, or alleged acts or omissions arising out of the activities of a Manager or any representative, employee, or agent of a Manager on behalf of the Company or in furtherance of the interest of the Company, including, but not limited to, any judgment, award, settlement, reasonable attorney’s fees, and other costs or expenses incurred in connection with the defense of any actual or threatened proceeding or claim if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose believed in good faith by the Manger, or any representative, employee or agent of the Manager, to be in the best interest of the Company or were not performed or omitted fraudulently and did not constitute willful misconduct, or bad faith of any employee, broker, or other agent of the Company if such employee, broker, or agent was solicited, engaged, or retained and supervised by the Managers with reasonable care.  The Members each acknowledge that the intention of the proceeding provisions is to cause the Company to indemnify the Managers with respect to the Managers’ negligence, but in no event shall a Manager be indemnified with respect to his or her gross negligence or willful misconduct.

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5.20         Tax Matters Member.

5.20.1      William R. Owens is hereby designated the “tax matters partner” as that term is defined in section 6231(a)(7) of the Code (referred to herein as the “Tax Matters Member”).

5.20.2     The Tax Matters Member shall take no action in such capacity without the authorization or consent of the other Members, other than such action as the Tax matters Member may be required to take by law.  The Tax Matters Member shall use his or her best efforts to comply with the responsibilities outlined in sections 6222 through 6232 of the Code and in doing so shall incur no liability to the other Members.  Notwithstanding the Tax Matters Member’s obligation to use his or her best efforts in the fulfillment of his or her responsibilities, the Tax Matters Member shall not be required to incur any expenses for the preparation for or pursuance of administrative or judicial proceedings unless the Members agree on a method for sharing such expenses.

5.20.3     The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the other Members without first obtaining the written consent of the other Members.

5.20.4     No Member shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of items for any Company taxable year without first notifying the other Members.  If the other Members agree with the requested adjustment, then the Tax Matters Member shall file the request for administrative adjustment on behalf of the Member.  If unanimous consent is not obtained within thirty (30) calendar days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on his or her own behalf.

5.20.5     Any Member intending to file a petition under sections 6236, 6228, or other section of the Code with respect to any item or other matter involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding.  In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.  If the Members do not agree on the appropriate forum, then the appropriate forum shall be decided by the affirmative vote of the Managers.

5.20.6    The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the written concurrence of such Member.  For purposes of this Section 5.12.6, the term “settlement agreement” shall include a settlement agreement at either an administrative or judicial level.  Any Member who enters into a settlement agreement with respect to any partnership items, as defined in section 6231(a)(3) of the Code, shall notify the other Members of such settlement agreement and its terms within ninety (90) calendar days from the date of settlement.

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5.20.7     The provisions of this Section 5.12.7 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the United States Department of the Treasury any and all matters regarding the United States federal income taxation of the Company.

5.20.8 Other Tax Elections.  The Company shall be taxed as provided in Section 59-10-801 U.C.A. 2001 as amended, for state tax purposes.  The Managers may, in their sole discretion, make or revoke the elections referred to in section 754 of the Code.  Each of the Members will upon request supply the information necessary to properly give effect to such elections.  The Managers shall revalue Company property at its fair market value (taking into account section 7701(g) of the Code) on the revaluation date in accordance with section 1.704-1-(b)(2)(iv)(f) of the Regulations, and shall adjust the Capital Accounts of the Members as described herein when any new or existing Member contributes money or other property (other than a de minimis amount) to the Company in exchange for an interest in the Company or when the Company distributes money or other property (other than a de minimis amount) to a withdrawing or continuing Member in exchange for all or a portion of such Member’s interest in the Company.

Article 6
Members’ Responsibilities Amongst Themselves

6.1           Exceptions to Limited Liability.

6.1.1       A Member of the Company is liable to the Company for the difference between the amount of the member’s contributions to the Company which have been actually made and the amount which is stated in the Operating Agreement or such other contract as may be made between the members and Company; and for any unpaid contribution to the Company which the member, agreed to make in the future at the time and on the conditions stated in the Operating Agreement or other contract.

6.1.2       When a member has rightfully received a distribution, in whole or in part, of the member’s capital account, the member remains liable to the Company for any sum, not in excess of the amount distributed, with interest, necessary to discharge the Company’s obligations to all creditors of the Company who extended credit in reliance on any representation as to the financial condition of the Company that included the amount so distributed or whose claims arose prior to the distribution.

6.2          Member as Trustee.  A member holds as trustee of the Company: a) specific property which is stated in this Operating Agreement or other contract as having been contributed by the member, if the property was not contributed or it has been wrongfully or erroneously returned; and b) money or other property wrongfully or erroneously paid or conveyed to the member.

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              6.3           Conflicts of Interest.  This Agreement shall not preclude the Company from dealing with any Member or any Member’s Affiliates in connection with the business of the Company as independent contractors or as agents for others, and such Affiliates may receive from such others or the Company normal profits, compensation, commissions, or other income incident to such dealings.  The amount payable by the Company to any Member or any Affiliate of any Member shall not be greater than the amount which the Company would have to pay under an arms-length contract with a non-related entity.

6.4           Members Look Solely to Company Assets.  Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and return of its capital contributions, and no Member shall have any recourse in connection therewith against any Manager except as provided in Section 6.1.

6.5           Dealings Outside the Company.  It is specifically understood and agreed that no Member shall be required to devote full time to Company business and any Member may, at any time and from time to time, engage in and possess an interest in other business ventures of any and every type and description, independently or with others, and neither the Company nor any Member shall by virtue of this Agreement have any right, title or interest in or to such independent venture of any Member.

6.6           Cessation of Membership.

6.6.1        A person who is a member of a company ceases to be a member of the Company and the person or the person’s successor in interest attains the status of an assignee as set forth in Section 7.1 of Article 7, upon the occurrence of one or more of the following events:

(a)
The death of the member, except that the member’s personal representative, executor, or administrator may exercise all of the member’s rights for the purpose of settling the member’s estate, including any power of an assignee and any power the member had under the Articles of Organization or Operating Agreement;

(b)
The incapacity of the member, as defined in Title 75, Chapter 1, Section 201 (22) of the Utah Code, except that the member’s guardian or conservator or other legal representative may exercise all of the member’s rights for the purpose of administering the member’s property, including any power of an assignee and any power the member had under the Articles of Organization or Operating Agreement;

(c)	The member withdraws by voluntary act from the Company as provided in this Operating Agreement;
(d)	Upon the assignment of the member’s entire interest in the Company;
(e)	The member is expelled as a member pursuant to Section 6.7; or
(f)	Unless otherwise provided in this Operating Agreement, or with the written consent of all other members:

1.	At the time the member:

a.	makes a general assignment for the benefit of creditors;

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b.	files a voluntary petition in bankruptcy;
c.	becomes the subject of an order for relief in bankruptcy proceedings;
d.	files a petition or answer seeking for the member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
e.
files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the member in any proceeding of the nature described in Subsections (1)(f)(i)(A) through (D); or

f.	seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the member or of all or any substantial part of the member’s properties;

2.
120 days after the commencement of any proceeding against the member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without his or her consent or acquiescence of a trustee, receiver, or liquidator of the member or of all or any substantial part of the member’s properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any stay, the appointment is not vacated;

3.
In the case of a member that is another limited liability company, the filing of articles of dissolution or the equivalent for that company or the judicial dissolution of that company or the administrative dissolution of that company and the lapse of any period allowed for reinstatement;

4.
In the case of a member that is a corporation, the filing of articles of dissolution or the equivalent for the corporation or the administrative dissolution of the corporation and the lapse of any period allowed for reinstatement; or

5.	In the case of a member that is a limited partnership, the dissolution and commencement of winding up of the limited partnership.

6.6.2        The Amended Articles of Organization or Amended and Restated Operating Agreement may provide for other events the occurrence of which result in a person’s ceasing to be a member of the Company.

6.3           Expulsion of a Member.  A member of a Company may be expelled:

6.3.1       As provided in this Operating Agreement;

6.3.2       By unanimous vote of the other members if it is unlawful to carry on the Company’s business with the member; or

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6.3.3       On application by the Company or another member, by judicial determination that the member:

(f)	Has engaged in wrongful conduct that adversely and materially affected the Company’s business;
(g)
Has willfully or persistently committed a material breach of the Amended Articles of Organization or Amended and Restated Operating Agreement or of a duty owed to the Company or to the other members; or

(h)	Has engaged in conduct relating to the Company’s business which makes it not reasonably practicable to carry on the business with the member.

6.4           Authority to Indemnify.

6.4.1       Except as provided in Subsection (4), the Company may indemnify an individual made a party to a proceeding because he is or was a manager, against liability incurred in the proceeding if:

(a)	His conduct was in good faith;
(b)	He reasonably believed that his conduct was in, or not opposed to, the Company’s best interests; and
(c)	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

6.4.2        A member’s/manager’s conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in, or not opposed to, the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

6.4.3        The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the manager did not meet the standard of conduct described in this section.

6.4.4        The Company may not indemnify a manager under this section:

(a)	In connection with a proceeding by or in the right of the Company in which the manager was adjudged liable to the Company; or
(b)
In connection with any other proceeding charging that the manager derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

6.5           Mandatory Indemnification.  Unless limited by its Amended Articles of Organization, the Company shall indemnify a manager who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a manager of the Company, against reasonable expenses, including attorney’s fees, incurred by him in connection with the proceeding or claim with respect to which he has been successful.

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6.6           Indemnification of Members, Employees, Fiduciaries, and Agents.

6.6.1       The Company may not indemnify a manager unless authorized and a determination has been made in the specific case that indemnification of the manager is permissible in the circumstances because the manager has met the applicable standard of conduct set forth in Section 6.4.  The Company may not advance expenses to a manager under Section 6.7 (Advance expenses) unless authorized in the specific case after the written affirmation and undertaking required by Subsections 6.7 are received and the determination required by Subsection 6.7 has been made.

6.6.2       The determinations required by Subsection 6.6.1 shall be made:

(a)	By the majority vote of the Managers not parties to the proceeding;
(b)	By special legal counsel selected by a majority vote of the Managers of the Company who are not parties to the proceeding.

6.6.3        Unless authorization is required by this Operating Agreement, authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible. However, if the determination that indemnification or advance of expenses is permissible is made by special legal counsel, authorization of indemnification and advance of expenses shall be made by those entitled under Subsection (2)(b) to select legal counsel.

6.7           Advancement of Expenses.  The Company may pay for, or reimburse, the reasonable expenses incurred by a manager who is a party to a proceeding in advance of final disposition of the proceeding if:

6.7.1       the manager furnishes the Company a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 6.4;
6.7.2       the manager furnishes to the Company a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and
6.7.3       a determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

The undertaking required by the above must be an unlimited general obligation of the manager but need not be secured and may be accepted without reference to financial ability to make repayment.

Determinations and authorizations of payments under this section shall be made in the manner specified above.

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6.8           Insurance.     The Company may purchase and maintain liability insurance on behalf of a person who is or was a manager, member, employee, fiduciary, or agent of the Company, or who, while serving as a manager, member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a manager, member, employee, fiduciary, or agent, whether or not the Company would have power to indemnify him against the same liability under the above. Insurance may be procured from any insurance company designated by the Company, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Company has an equity or any other interest through stock ownership or otherwise.

Article 7
Transfers of Member Interests

7.1           Assignment of Member’s Interest.  Subject to the provisions of this Article 7, a Member may assign or transfer that Member’s interest in the Company at any time, either voluntarily by an instrument in writing or involuntarily by court order or by operation of law.  Upon the assignment or transfer of a Member’s interest in the Company, (i) the Company shall not be required to recognize any such assignment or transfer until the Company has received written notice of the same; (ii) no such assignment or transfer of an interest in the Company, whether voluntary or involuntary, shall of itself, dissolve the Company; (iii) the assignee or transferee of the Member’s interest in the Company shall not thereby become entitled to vote or otherwise participate in the management of the Company’s business and affairs, or to require any information or accounts of Company transactions, or to inspect the Company books and records, or to become a Member; (iv) the assignee or transferee shall only be entitled to receive, in accordance with the contact or order of assignment or transfer, the share of profits, or other compensation by way of income and the return of contributions to which the assigning Member would otherwise be entitled under this Agreement and, in case of the winding-up of the Company, the assignee or transferee shall be entitled to receive such distribution as would otherwise be made to the assigning Member.

7.2           Liability of Assignor Continues.  An assignor of an interest in the Company is not released from liability to the Company by reason of the assignment or by reason of the assignee’s becoming a member.

7.3           Invalid Transfers.     Any transfer or assignment of a member’s interest in the Company in violation of this Operating Agreement is void.

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7.4           Admission as Substituted Member.  With the exception of permitted transfers as provided in Section 7.5 of this Agreement, no purchaser, assignee or other transferee (by conveyance, operation of law or otherwise) of all or any part of an interest in the Company shall have the right to become a substituted Member in place of that person’s seller, assignor, or transferor, and thereby, become entitled to vote and participate in the management of the business and affairs of the Company, unless all of the following conditions are satisfied (all subsequent references in this agreement to “assignor” and “assignee” shall be construed to include sellers and purchasers, transferrers and transferees, donors and donees, and otherwise, as the case may be):

7.4.1       The fully-exercised and acknowledged written instrument or order of sale, assignment or transfer, which sets forth the intention of the assignor that the assignee become a substituted Member in the Member’s place, has been filed with the Company.

7.4.2       The assignor and assignee execute and acknowledge such other instruments as the Managers may from time to time require, in order to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement;

7.4.3       The assignee shall bear all reasonable expenses incurred in effecting the substitution; and

7.4.4       Managers holding an affirmative vote have consented in writing to the substitution, which consent shall be exercisable in the Managers’ sole discretion.

7.5           Right of First Refusal.

7.5.1       If any Member (a “Transferring Member”) desires to assign, transfer or otherwise dispose of such Member’s interest in the Company for value, he/she shall give written notice (“Transfer Notice”) to the Company and the other Members setting forth:

(a)	The number of Units or other interest in the Company (the “Transferable Interest”) which the Transferring Member desires to transfer;
(b)	The identity and address of the proposed purchaser or other transferee;
(c)	That the Transferring Member had received a bona fide offer therefor, if a sale is contemplated;
(d)	The cash and other consideration (per Unit and in the aggregate) to be received by the Transferring Member in connection with such disposition;
(e)
A true copy of the offer or agreement, if any, for such sale or other disposition and a certification by the Transferring Member that, to the best of his or her knowledge and belief, the offer or agreement is genuine and in all respects what it purports to be;

(f)	An offer to sell to the Company and the other Members the Transferable Interest in accordance with this Section 7.3; and
(g)	Such other information as may be necessary or desirable in order to afford to the Company and the other Members the benefits intended to be conferred by this Section 7.3.

To the extent the terms of such sale or other transfer provide for the receipt by the Transferring Member of consideration other than cash or cash equivalents, the Transfer Notice shall also include a fair market appraisal of such consideration prepared by a qualified independent appraiser.

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7.5.2       The Company shall have 30 days from the date of receipt by it of the Transfer Notice to elect to purchase all or any part of the Transferable Interest.  To the extent the Company does not elect to purchase all of such interest, the other Members shall have 60 days from the date of the expiration of the Company’s option to elect to purchase all or any part of the Transferable Interest to which each Member shall be entitled to purchase (in the absence of a unanimous consent among such Members, in proportion to their respective Ownership Percentages), such election to be made by delivering written notice of such election to the Transferring Member within such 30-day period.

7.5.3       If the Company and some, but not all, of the other Members timely exercise their election to so purchase their respective shares of the Transferable Interest not purchased by the Company, or if the other Members elect to purchase less than all of the Transferable Interest not purchased by the Company, then the Transferring Member after expiration of such 60-day option period to the other Members shall promptly give written notice (a “Second Notice”) to each of the Members so exercising the election that certain of the Transferable Interest remains available for purchase by them.  Each of such exercising Members shall have 30 days from the date of receipt by him/her of the Second Notice to elect to purchase his or her proportionate share (in the absence of a unanimous consent among such exercising Members, determined by reference to the total ownership Percentages held by only the electing other Members) of such remaining Transferable Interest, such election to be made by his or her delivering to the Transferring Member written notice of such election within such 30-day period.

7.5.4       If the Company and/or some or all of the other Members have timely elected to purchase all of the Transferable Interest, then the Company and each of the electing other Members shall purchase that part of the Transferable Interest which it has elected to purchase within 5 days after expiration of such 60-day or 30-day period, as applicable, on a date and at a time designated by the Company and/or electing other Members in a written notice to be given at least two days in advance to the Transferring Member by the Company and/or electing other Members, and at the principal place of business of the Company.  At the closing, the Transferring Member shall deliver certificates or other evidence of ownership representing the Transferable Interest being purchased, duly endorsed in blank or accompanied by duly executed transfer documents acceptable to the Company and the purchasing Members.

7.5.5       The purchase by the Company and/or the other Members shall be at the price and upon the same terms and conditions as contained in the Transfer Notice; provided, however, that if the Transfer Notice provides for payment of all or any portion of the purchase price by delivery of consideration other than cash or cash equivalents, the Company and/or other Members may make payment of such portion of the purchase price in cash or cash equivalents in the amount of the fair market value of such non-cash consideration as set forth in the appraisal accompanying the Transfer Notice.  If, however, the Company or the other Members, as the case may be, electing to purchase the Transferable Interest shall object to such appraisal of the non-cash consideration within the time period set forth above for electing to purchase the Transferable Interest, the Company or the other Members so electing to purchase shall within such period select an independent appraiser to determine such fair market value.  In the event that the independent appraisers selected by each of the Transferring Members and the Company, or the other Members electing to purchase, cannot agree on the fair market value.  The two independent appraisers shall mutually select a third independent appraiser to determine the fair market value, and the value selected by such third independent appraiser shall be binding on all of the parties hereto.  Each such independent appraiser may use any customary method of determining fair market value.  Each party shall bear the costs of the independent appraiser selected by that party and the cost of the independent appraiser, if any, mutually selected by the two independent appraisers shall be paid one-half by the Transferring Member and one-half by the Company or such other Members.

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7.5.6       If the Company and the other Members do not timely elect to purchase all of the transferable Interest pursuant to this Section 7.5, the Transferring Member, within 30 days after the expiration of such 60-day period or 30-day period, as applicable, may transfer the Transferable Interest to the purchasers or other transferee named in the Transfer Notice for the consideration and on the other terms set forth in the Transfer Notice and not otherwise.  Upon failure of the Transferring Member to effect such transfer pursuant to the terms and conditions contained in the Transfer Notice within such 30-day period, the right to transfer such interest shall lapse, and any desired transfer thereafter shall be made only upon compliance again with the notice and election procedures of this Section.

7.5.7      Purchasing Members shall become substituted Members with respect to interest purchased under this Section 7.5 as soon as the purchase has been accomplished according to the terms hereof.  Any other purchaser or transferee of the Transferring Member’s interest shall not be entitled to become a substitute Member except as provided in Section 7.4.

7.6           Option to Purchase Interest Upon Certain Events.

7.6.1       If a Member’s interest is transferred pursuant to (i) an adjudication of the Members as a bankrupt; (j) an entry of an order, judgment or decree by any court of competent jurisdiction appointing a trustee, receiver of liquidator of the assets of the Member; (k) an assignment or attempted assignment by the Member for the benefit of creditors; (l) the institution or attempted institution of voluntary bankruptcy proceedings by the Member; (m) the divorce or separation of the Member from his or her spouse under which by judicial decree the Member is required to transfer all or part of his or her interest in the Company to his or her spouse; or (n) the death of the Member, then, in any such event (an “Option Event”), the Company and, to the extent the Company does not elect to purchase all of such interest, the other Members shall have the option, but not the obligation, to purchase from such Member (or from such Member’s estate or legal successor(s)) (the “Subject Member”) the Subject Member’s interest in the Company transferred.

7.6.2       Not later than ninety (90) days after the occurrence of an Option Event, the Subject Member (or the Subject Member’s estate or successor(s)) shall notify the Company of such occurrence, which notice shall set forth (a) a description of the Option Event; (b) the Units (the “Option Units”) which the Company and the other Members have the right to purchase pursuant to this Section 7.6.2by reason of such Option Event; (c) the identity of the Subject Member; and (d) such other information as may be necessary or desirable in order to afford to the Company and the other Members the benefits intended to be conferred by this Section 7.6.2.  Following the receipt of such notice, the Company shall give like notice to the other Members of the occurrence of the Option Event and of their option to purchase the Subject Member’s interest pursuant to this Agreement.

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7.6.3       The Company shall have 30 days from the date of receipt by it of the Option Notice to elect to purchase all or any part of the Option Units.  To the extent the Company does not elect to purchase all of such interest, the other Members shall have 60 days from the date of the expiration of the Company’s option to elect to purchase all or any part of the Option Units to which each Member shall be entitled to Ownership Percentages), such election to be made by delivering written notice of such election to the Subject Member within such 60-day period.

7.6.4        If the Company and some, but not all, of the other Members timely exercise their election to so purchase their respective shares of the Option Units not purchased by the Company, or if the other Members elect to purchase less than all of the Option Units not purchased by the Company, then the Subject Member, after expiration of such 60-day option period to the other Members, shall promptly give written notice (a “Section Notice”) to each of the other Members so exercising their election that certain of the Option Units remain available for purchase by them.  Each of such exercising other Members shall have 30 days from the date of receipt by him/her of the Second Notice to elect to purchase his or her proportionate share (in the absence of a unanimous consent among such exercising other Members, determined by reference to the total Ownership Percentages held by only the electing other Members) of such remaining Option Units, such election to be made by his or her delivering to the Subject Member written notice of such election within such 30-day period.

7.6.5        If the Company and/or some or all of the other Members have timely elected to purchase all of the Option Units, then the Company and each of the electing other Members shall purchase that part of the Option Units which it has elected to purchase within 5 days after expiration of such 60-day or 30-day period, as applicable, on a date and at a time designated by the Company and/or electing other Members in a written notice to be given at least two days in advance to the Subject Member by the Company and/or electing other Members, and at the principal place of business of the Company.

7.6.6       The purchase price for the Option Units purchased by the Company or another Member shall be the fair market value (“FMV”) of the interest as of the date of the occurrence of the Option Event as determined herein.  The Company shall pay for and obtain an independent appraisal of all real estate and unlisted securities (including options and warrants).  Listed securities shall be valued at the market price (bid) for such securities.  All other assets shall be valued at their book value.  The FMV of the interest being purchased shall be based on the relative percentage of ownership of the Company based on the total number of Units outstanding as of the valuation date multiplied by the sum of (a) the fair market value of the real estate and unlisted securities as determined by appraisal; plus (b) the market price (bid) for any listed securities; plus (c) the book value of all other assets; minus (d) total Company liabilities as the valuation date.

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7.6.7        Payment by the Company or the Members of the purchase price for Option Units shall be made as follows:

(a)	25% of the purchase price shall be paid in cash within six months of the closing date;

(b)
Delivery of a promissory note for the balance providing for interest at the prime rate as published in the Wall Street Journal in effect on the date of closing and for payments of principal and accrued interest in four equal annual installments beginning on the first anniversary of the initial payment with the right to prepay principal without penalty;

Payment of the purchase price shall be made to the personal or legal representative of the Subject Member, or to his or her trustee, liquidator or receiver, or to his or her spouse or the personal or legal representative of his or her spouse, as appropriate, such payment to be made to the office of the Company at PO Box 510345, Salt Lake City, Utah 84151, in each instance against receipt of certificates or other evidence of ownership representing the Option Units being purchased, duly endorsed in blank or accompanied by duly executed transfer documents acceptable to the Company and the purchasing Members.

7.6.8       If and to the extent that the Company and/or the other Members do not purchase all of the Option Units pursuant to the preceding provisions of this Section 7.6.9, then the remaining Option Units shall be transferred to the person or persons to whom the same would have passed in the absence of the provisions of this Agreement.

7.7          Permitted Transfers.  Nothing in this agreement shall be deemed to prohibit or limit the sale, assignment or transfer from a Member of all or any part of the Member’s interest in the Company to another existing Member of the Company, and no such sale, assignment, or transfer shall create a right, interest, or power in any other Member, or in the Company, or any other person, to purchase or acquire such interest in the Company, nor shall the Member who desires to sell, assign, or transfer all or any part of that Member’s interest in the Company to another Member be required to obtain the prior consent of the other Members or the Company or to offer such interest to the other Members or to the Company.

7.8           Estate Planning Transfers.  Estate Planning Transfer shall mean any transfer made during the life of a Member without value, or for less than full consideration, by a Member to:

(1)	A Trust whose beneficiary or beneficiaries include the Member, or Member’s spouse, or Member’s descendents;

(2)	A spouse of a Member;

(3)	A descendent of a Member; and/or,

(4)	One or more beneficiaries qualified to receive charitable gifts under the Internal Revenue Code.

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The Agreement will bind the transferee of any estate planning transfer to the exact terms and conditions of the Agreement.  Estate planning transfers are authorized by the Company, without Company consent, but subject to notice.

Article 8
Dissolution and Termination

8.1           Events of Dissolution.  The Company shall, without further action of the Members, be dissolved upon the first to occur of the following:

8.1.1       When the period fixed for the duration of the Company expires;

8.1.2       At such times as the Company fails to have at least one member;

8.1.3       By written agreement signed by all members;

8.1.4       Upon the occurrence of a dissolution event specified in the Amended Articles of Organization, or the Amended and Restated Operating Agreement;

8.1.5       When the Company is not the successor company in the merger or consolidation of two or more companies;

8.1.6       Upon administrative dissolution, subject to the right of reinstatement; or

8.1.7       Upon entry of a decree of judicial dissolution.

Unless approved by Members holding, in the aggregate, at least 67% of the outstanding Units, no Member shall have the right, and all Members hereby agree not, to dissolve, terminate, partition, or liquidate, or to petition a court for the dissolution, termination, partition, or liquidation of, the Company except as provided in this Agreement.

8.1.8        Effects of Dissolution.   The Company shall be dissolved upon the occurrence of any of the following events:

8.1.9       When the period fixed for the duration of the Company, expires;

8.1.10     At such times as the Company fails to have at least one member;

8.1.11     By written agreement signed by all members;

8.1.12     Upon the occurrence of a dissolution event specified in the Amended Articles of Organization or Amended Operating Agreement;

8.1.13     When the Company is not the successor company in the merger or consolidation of two or more companies;

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8.1.14     Upon administrative dissolution under Title 48, Chapter 2c, Section 1207 of the Utah Code, subject to right of reinstatement; or

8.1.15     Upon entry of a decree of judicial dissolution.

8.2          Option to Continue; Winding Up; and Liquidation.  Upon the occurrence of an event of dissolution under this Section 8, the Members, other than the Member to whom the event of dissolution occurred (the “Remaining Members”), may elect within 90 days following the event of dissolution, exercisable by the written consent of Remaining Members holding in the aggregate at least a majority of the outstanding Units, to continue the Company.  Otherwise, upon the occurrence of an event of dissolution as provided in Section 8, the Company shall be wound up and liquidated as rapidly as business circumstances will permit by selling Company assets and distributing the proceeds from any such sale or sales of the assets of the Company as follows and in the following order of priority:

8.2.1       To pay the expenses of winding up and to pay or provide for payment of all amounts owing by the Company to creditors other than Members;

8.2.2       To pay all amounts owing by the Company to any Member as a creditor;

8.2.3       To establish any reserves which the Managers may deem necessary for any anticipated, contingent, or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the conduct of the Company business; and

8.2.4       To each Member, pro rata, in accordance with the positive balances in their Capital Accounts (determined after giving effect to the allocation of all gains and losses realized in connection with any Terminating Transaction occurring in connection with the liquidation of the Company).  Any remaining proceeds shall be distributed to the Members pro rata in accordance with their Ownership Percentages.

8.3           Persons Authorized to Wind Up.

8.3.1       Unless otherwise provided in this Operating Agreement and except for persons appointed by the court in a judicial dissolution the following persons, in the order of priority indicated, shall have the right to wind up the business of the dissolved Company:

(a)
If the Company is manager-managed, first, the existing managers or, second, an agent designated by the existing managers or, third, the existing members, or fourth, an agent designated by the existing members;

(b)	If the Company is member-managed, first, the existing members or, second, an agent designated by the existing members;
(c)	If there are no existing managers or members, first, an agent designated by the last surviving member or, second, an agent designated by the successors in interest of the last surviving member; or

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(d)	In any situation not covered by Subsection (1)(a), (b), or (c), a person appointed by a court of competent jurisdiction upon application of any interested person.

8.3.2       The person who winds up the business and affairs of the dissolved Company in conformity with this part:

(a)
Shall, unless otherwise directed by a court of competent jurisdiction, become a trustee for the members and creditors of the Company and, in that capacity, may sell or distribute any company property discovered after dissolution, convey real estate, and take any other necessary action on behalf of and in the name of the Company; and

(b)	Shall not be personally liable to anyone by reason of that person’s actions in winding up the Company except for damages resulting from the person’s gross negligence or willful misconduct

8.4           Powers of the Company to Wind Up.    The dissolved Company in winding up has all powers of a company that is not dissolved but those powers may be used only for the purpose of winding up and not for the carrying on of any business or activity other than that necessary for winding up. Those powers include, but are not limited to, the power to:

8.4.1       Continue the business of the Company for the time reasonably necessary to obtain appropriate financial results for the members and creditors of the Company;

8.4.2       Hire and fire employees, agents, and service providers;

8.4.3       Settle or compromise claims or debts owed to the Company or claims brought against, or debts owed by, the Company;

8.4.3       Sell, exchange, or otherwise dispose of property of the Company whether for cash or on terms;

8.4.4       Convey and transfer property of the Company;

8.4.5       Sue to collect amounts owed to the Company and to recover property or rights belonging to the Company;

8.4.6       Initiate and defend claims in any proceeding;

8.4.7       Settle disputes by mediation, arbitration, or court action; and

8.4.8       Perform every other act necessary to wind up and liquidate the business and affairs of the Company.

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8.5           Payment of Claims and Obligations.

8.5.1       The dissolved Company in winding up shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional, or unmatured claims and obligations, known to the Company and all claims and obligations which are known to the Company but for which the identity of the claimant is unknown. If there are sufficient assets, the claims and obligations shall be paid in full and any such provision for payment shall be made in full. If there are insufficient assets, the claims and obligations shall be paid or provided for according to their priority under law and, among claims and obligations of equal priority, ratably to the extent of assets available therefor.

8.5.2       Unless otherwise provided in the Articles of Organization or this Operating Agreement of the dissolved company, any remaining assets shall be distributed as provided in Section 8.9.

8.6          Disposition of Known Claims.

8.6.1       The dissolved Company in winding up may dispose of the known claims against it by following the procedures described in this section.

8.6.2       The Company in winding up electing to dispose of known claims pursuant to this section may give written notice of the Company’s dissolution to known claimants at any time after the effective date of the dissolution. The written notice must:

(a)	Describe the information that must be included in a claim;
(b)	Provide an address to which written notice of any claim must be given to the Company;
(c)	State the deadline, which may not be fewer than 120 days after the effective date of the notice, by which the dissolved company must receive the claim; and
(d)	State that, unless sooner barred by another state statute limiting actions, the claim will be barred if not received by the deadline.

8.6.3       Claims which are not rejected by the dissolved Company in writing within 90 days after receipt of the claim by the dissolved Company shall be considered approved.

8.6.4       For purposes of this section, “claim” does not include a contingent liability or a claim based on an event occurring after the effective date of dissolution.

8.7          Disposition of Claims by Publication.

8.7.1       The dissolved Company in winding up may publish notice of its dissolution and request that persons with claims against the Company present them in accordance with the notice.

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8.7.2       The notice contemplated in Subsection (1) must:

(a)
Be published once a week for three successive weeks in a newspaper of general circulation in the county where the dissolved company’s designated office or, if it has no designated office in this state, its registered office, is or was last located;

(b)	Describe the information that must be included in a claim and provide an address to which written notice of any claim must be given to the Company;
(c)	State the deadline, which may not be fewer than 120 days after the first date of publication of the notice, by which the dissolved company must receive the claim; and
(d)	State that, unless sooner barred by another statute limiting actions, the claim will be barred if not received by the deadline.

8.7.3       Claims which are not rejected by the dissolved company in writing within 90 days after receipt of the claim by the dissolved company shall be considered approved.

8.7.4       Definitions:

(a)
For purposes of this section, “claim” means any claim, including claims of this state whether known or unknown, due or to become due, absolute or contingent, liquidated or unliquidated, founded on contract, tort, or other legal basis, or otherwise.

(b)
For purposes of this section and Section 8.7, a proceeding to enforce a claim means a civil action or an arbitration under an agreement for binding arbitration between the dissolved company and the claimant

8.7.5       Distribution of Assets on Winding Up.

8.7.6       After dissolution, and during winding up, the assets of the Company shall be applied to pay or satisfy:

(a)	First, the liabilities to creditors other than members, in the order of priority as provided by law;
(b)	Second, the liabilities to members in their capacities as creditors, in the order of priority as provided by law; and
(c)	Third, the expenses and cost of winding up.

(8.7.7)    Company assets remaining after application under Subsection (1) shall be allocated and distributed to the members as provided in the Articles of Organization or Operating Agreement, or if not so provided, in accordance with the members’ final capital account balances after allocation of all profits and losses including profits and losses accrued or incurred during winding up.

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Article 9
Books of Account, Accounting, Reports, and Banking

9.1          Books of Account.  The Company books and records of account shall be maintained at the designated office of the Company.  The Company shall pay the direct expense of maintaining its books of account.

9.2          Method of Accounting.  The Company books of account shall be maintained and kept on a basis of accounting determined by the Managers and consistently applied.

9.3          Financial Statements.  Within forty-five (45) days after the close of each Calendar Year, the Company shall provide to each Member audited financial statements, which represent the financial condition of the Company as of the end of such Calendar Year, so long as American Restaurant Concepts, Inc. has paid for the cost of such audit—otherwise, the Company shall provide to each Member unaudited financial statements within such time.  Such financial statements shall indicate the share of each Member in the net income, net loss, depreciation and other relevant fiscal items of the Company for such Calendar Year.  Each Member shall be entitled to receive copies of all federal, state, and local income tax returns and information returns, if any, which the Company is required to file.  Additionally, quarterly, to the extent both requested by any Member and regularly prepared by the Company, the Company shall make available to any Member copies of the Company’s financial documentation with respect to the prior quarter, including, without limitation, balance sheets and income statements.

9.4          Bank Accounts.  The funds of, and all monies actually received by the Company shall be deposited in a separate bank account or accounts in a national or state banking institution in the name of the Company.  The Managers or agent of the Company shall be authorized to draw checks upon such account or accounts; provided, however, that no funds shall be withdrawn from any such account or accounts except for Company purposes.

9.5          Tax Returns.  The Managers shall, for each Fiscal Year, file or cause to be filed at the expense of the Company and on behalf of the Company, a partnership return within the time prescribed by law (including extensions) for such filing and shall deliver to each Member a copy of such Member’s K-1 relating to such return.  The Managers shall also file or cause to be filed at the expense of the Company and on behalf of the Company such state and/or city income tax returns as may be required by law.

9.6          Audit.  Each Member shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of or extracts from the books of accounts and other records of the Company.  Such right may be exercised through any agent or employee of such Member designated by such Member.  Each Member shall bear all expenses incurred in any examination made for such Member’s account.

9.7          Meetings.  The Company shall hold an annual meeting of the Members at a time, date and place as determined by the Managers.  Special meetings of the Members, for any purpose or purposes described in the meeting notice, may be called by the Managers or by Members holding in the aggregate at least one-third (1/3) of the outstanding Units.

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9.8          Inspection of Records.  A current of former member or manger of the Company is entitled to inspect and copy, during regular business hours at the Company’s designated office, any of the records required to be maintained by the Company after first giving the Company written notice of the demand at least five (5) business days before the inspection is to occur.  A current or former member or manager may not use any information obtained through the inspection or copying of records for any improper purpose.  The Company may impose a reasonable charge, payable in advance, to cover the costs of labor, and material, for copies of any documents to be provided.  The charge may not exceed the estimated cost of production or reproduction of the records.

Article 10
Miscellaneous

10.1        Notices.  Any notice, election, or other communication provided for or required by this Agreement shall be in writing and deemed to have been given when hand delivered or deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the person to whom such notice is intended to be given at the address set forth on the signature pages hereto, or at such other address as may have been theretofore specified in writing to the Company.

10.2        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Members, their successors and assigns.

10.3        Duplicate Originals.  For the convenience of the Members, any number of counterparts hereof may be executed, and each of such counterparts shall be deemed to be an original instrument, and all of which, taken together, shall constitute one agreement.

10.4        Construction.  The title of articles and sections herein have been inserted as a matter of convenience for reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

10.5        Governing Law.  This Agreement is entered into and shall be governed by the laws of the State of Utah.  To the extent permitted by the Act and other applicable law, the terms and provisions of this Agreement shall control in the event of any conflict between such terms or provisions and the Act.

10.6        Other Instruments.  The parties hereto covenant and agree that they will execute such assumed name certificates and other and further instruments and documents which are or may become necessary of convenient to effectuate and carry out the purposes of the Company created by this Agreement.

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10.7        Legal Construction.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained herein.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be automatically added as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provisions as may be possible and legal, valid and enforceable.

10.8        Gender and Number.  Wherever the context shall so require all words herein in any gender shall be deemed to include the masculine, feminine or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

10.9        Reliance.  No person dealing with any Manager shall be required to determine his or her authority to make any commitment or undertaking on behalf of the Company, nor to determine any fact or circumstances bearing upon the existence of such authority.  In addition, no purchaser of any asset of the Company from a Manager shall be required to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received notice affecting same.

10.10      Entirety and Modifications.  This Agreement embodies the entire agreement between the parties hereto and supersedes any prior understanding or written or oral agreements between the parties with respect to the subject matter of this Agreement.  No term, condition or provision of this Agreement shall be altered, amended or modified without the prior written consent of all Members, except as provided to the contrary in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the members as of the date first above written.

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Robert Gulley
Member

WJ Miller Family LP
Member
By:
Its:

Gail L. Porritt
Member

William R. Owens
Member

Tach LP
Member
By:
Its:

Jerry McMillan
Member

David Rees
Member

Lance Brunson
Member

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Chase Chandler
Member

Callie Jones
Member

Richard Bukovinsky
Member

Michael Dancy
Member

American Restaurant Concepts, Inc.
Member
By: Fred D. Alexander
Its: Director

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Schedule 1

Member Name	Business Address	Residence Address	Mailing Address
Robert Gulley		1632 Brookfield Court Twin Falls, ID 93301	1632 Brookfield Court Twin Falls, ID 93301
WJ Miller Family LP	140 W. 2100 S. Suite 218 SLC, UT 84115	5147 Fortrose Drive Herriman, UT 84096	5147 Fortrose Drive Herriman, UT 84096
Gail L. Porritt	140 W. 2100 S. Suite 218 SLC, UT 84115	1214 Parkstone Draper, UT 84020	1214 Parkstone Draper, UT 84020
William R. Owens	140 W. 2100 S. Suite 218 SLC, UT 84115	6477 Ralph H Circle Herriman, Ut 84096	6477 Ralph H Circle Herriman, Ut 84096
Tach LP
Jerry McMillan		20200 Sherman Way, #325 Winnetka, CA 91306	20200 Sherman Way, #325 Winnetka, CA 91306
David Rees	175 S. Main St, 15th Floor, SLC, UT 84111
Lance Brunson	175 S. Main St, 15th Floor, SLC, UT 84111	186 N 750 W, Layton, UT 84041	186 N 750 W, Layton, UT 84041
Chase Chandler	175 S. Main St, 15th Floor, SLC, UT 84111	696 Eaglepointe Dr., North Salt Lake, UT 84054	696 Eaglepointe Dr., North Salt Lake, UT 84054
Callie Jones	175 S. Main St, 15th Floor, SLC, UT 84111	1609 Millbrook, SLC, UT 84106	1609 Millbrook, SLC, UT 84106
Richard Bukovinsky
Michael Dancy	175 S. Main St, 15th Floor, SLC, UT 84111
American Restaurants Concepts, Inc.	212 Guilbeau Road Lafayette, Louisiana 70506

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EXHIBIT C

SCHEDULE OF EXCEPTIONS

Section 2.14 Liabilities:

Asset Purchase Agreement (including Secured Promissory Note) with Ding A Wingz, LLC for purchase of Taylorsville store (assumed by Wing Nutz Taylorsviller, LLC)

Section 2.15(a) Agreements:

None

Section 2.20 Employment Contracts:

Employment contract with William Miller – $35,000/year

Employment contract with William Owens – $35,000/year

EXHIBIT C

EXHIBIT D

FINANCIAL STATEMENTS

Previously provided.

EXHIBIT D

EXHIBIT E

Sworn Representations and Warranty

EXHIBIT E

SWORN REPRESENTATIONS AND WARRANTY

STATE OF UTAH

COUNTY OF__________

BEFORE ME, the undersigned, a Notary Public, duly commissioned  and qualified in and for __________County, Utah;

PERSONALLY CAME AND APPEARED:
________________

(hereinafter “Appearers”);

all of whom after being placed under oath did state:

1.

Appearers are all of the current Members  and Managers  of Paradise on Wings Franchise Group, LLC, hereinafter the “Company”.

2.

The Company and American Restaurant Concepts, Inc. and Blue Victory Holdings, Inc. (hereinafter American Restaurant Concepts, Inc. and Blue Victory Holdings, Inc. collectively “Buyer”), entered into a “Contribution Agreement with Right to Terminate”, hereinafter the “Agreement”, dated _________, made a part hereof by reference.

3.

The Agreement provides in part that Buyer will have the:

“... opportunity to inspect and to review the physical assets owned by the Company, if any, the properties leased by the Company, if any, and the books and records of the Company including  but  not  limited  to  the following records:”

Page 1 of 3 pages of Sworn Representations and Warranty

4.

As regards the documents referred to in the Agreement and specifically the following:

A.	Minutes of all Meetings of Members;

B.	Minutes of all Meetings of Managers;

C.	Contracts, including but not limited to purchase of goods, services and supplies, payments of royalties and employment contracts with:

	1.	Members or Members’ family members;

	2.	Managers or Managers’ family members; and,

	3.	Employees or Employees’ family members;

D.	Trademark registrations;

E.	Pleadings in all lawsuits;

F.	List of who owns any proprietary recipes, processes for proprietary recipes or manufacturing rights for any proprietary recipes;

G.	Any non-compete agreements with:

	1.	Members;

	2.	Managers; and,

	3.	Employees; and,

H.	Options, warrants, convertible securities, etc. for Membership Units;

appearers acknowledge and warrant that no such documents exist.

Page 2 of 3 pages of Sworn Representations and Warranty

5.

Appearers acknowledge and warrant that all proprietary recipes, processes for proprietary recipes or manufacturing rights for any proprietary recipes are the property of the Company and there are no royalties, license fees, etc. due any person or entity in connection with same.

6.

This “Sworn Representations and Warranties” is made part of the Agreement.

APPEARERS:

SWORN TO AND SUBSCRIBED before me this ________day of ________ , 2013 at ________County, Utah.

NOTARY PUBLIC’S SIGNATURE

PRINT NOTARYPUBLIC’S NAME
BAR ROLL NUMBER OR NOTARY PUBLIC NUMBER: __________
MY COMMISSION EXPIRES ON:____________

Page 3 of 3 pages of Sworn Representations and Warranty